Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

BY AND AMONG

AÉROPOSTALE, INC.,

THE OTHER SELLERS PARTY HERETO,

AND

AERO OPCO LLC

SEPTEMBER 12, 2016

(continued)

(continued)

(continued)

Exhibit A – Form of Bill of Sale for Acquired Assets
Exhibit B – Form of Assignment and Assumption Agreement
Exhibit C – Form of Copyright Assignment Agreement
Exhibit D – Form of Trademark Assignment Agreement
Exhibit E – Form of Domain Name Assignment Agreement
Exhibit F –Agency Agreement

Schedule A – Intellectual Property Licenses
Schedule B-1 – Open Purchase Orders
Schedule B-2 – Optional Open Purchase Orders
Schedule C – Closing Stores
Schedule D – Other Excluded Assets
Schedule E – File

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of September 12, 2016 by and among Aéropostale, Inc., a Delaware corporation (“Aéropostale” or the “Company”), and the other direct and indirect wholly-owned Subsidiaries of Aéropostale that are signatory hereto (together with Aéropostale, “Sellers”), and Aero OpCo LLC, a Delaware limited liability company (“Buyer”). Sellers and Buyer are referred to collectively herein as the “Parties”.

WITNESSETH

WHEREAS, on May 4, 2016 (the “Petition Date”), Sellers and certain of their affiliates filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);

WHEREAS, Sellers engage in (a) the business of designing, marketing, licensing, distributing and selling apparel and accessories, (b) the operation of stores and the retail sale of clothing and accessories at such stores and through e-commerce platforms, and (c) the Sellers’ international licensing business (collectively, the “Business”);

WHEREAS, Sellers operate the retail clothing stores set forth in Section 3.6 of the Disclosure Schedule (as defined below) under the names “Aéropostale” or “Aéropostale Factory Store” (each a “Store” and, collectively, the “Stores”); and

WHEREAS, Sellers desire to sell, transfer and assign to Buyer, and Buyer desires to purchase, acquire and assume from Sellers, all of the Acquired Assets (as defined below) and Assumed Liabilities (as defined below), and Sellers and Buyer desire to designate for sale by Agent, the Closing Store Leases, all as more specifically provided herein.

NOW, THEREFORE, in consideration of the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1          Definitions.  For purposes of this Agreement:

“Acquired Assets” means, subject to Section 6.1(d), all of Sellers’ right, title and interest, free and clear of all Liens (other than Permitted Liens), in and to all of the properties, rights, interests and other tangible and intangible assets of Sellers for use in or relating to the Business (wherever located and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP) including any assets acquired by Sellers after the date hereof but prior to the Closing; provided, however, that the Acquired Assets shall not include any Excluded Assets.  Without limiting the generality of the foregoing, the Acquired Assets shall, subject to Section 6.1(d), include the following (except to the extent listed or otherwise included as an Excluded Asset):

(a)           subject to Section 2.6, clause (m) of the definition of Excluded Assets, and clause (q) of the definition of Excluded Liabilities, the Inventory;

(b)           the Furnishings and Equipment owned by Sellers;

(c)           the Assumed Leases, together with (to the extent of the Sellers’ interest therein) the buildings, fixtures and improvements located on or attached to such real property, and all rights arising therefrom, and all tenements, hereditaments, appurtenances and other real property rights appertaining thereto, subject to the rights of the applicable landlord (including rights to ownership or use of such property) under such Assumed Leases;

(d)           all rights under the Transferred Contracts;

(e)           all of Sellers’ prepaid expenses relating to any of the Transferred Contracts (collectively, the “Prepaid Expenses”);

(f)            the Store Cash Amount;

(g)           all Intellectual Property owned by the Sellers, including all intellectual property rights arising from or relating to: all algorithms, APIs, designs, net lists, data, databases, data collections, diagrams, inventions (whether or not patentable), know how, methods, processes, proprietary information, protocols, schematics, specifications, tools, systems, servers, hardware, computers, point of sale equipment, inventory management equipment, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship and other similar materials, including all documentation related to any of the foregoing, including instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries, whether or not embodied in any tangible form and whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used in connection with the foregoing;

(h)           to the extent transferable, all Intellectual Property Licenses including, but not limited to, the licenses set forth on Schedule A;

(i)            to the extent transferable, all warranties related to any of the foregoing;

(j)            all books and records, files, data, reports, computer codes and sourcing data, advertiser and supplier lists, cost and pricing information, business plans, and manuals, blueprints, research and development files, and other records of any Seller that relate in any way to the Business;

(k)           all marketing, advertising and promotional materials and product samples and designs;

(l)            financial, marketing and business data, pricing and cost information, business and marketing plans and other information, files, correspondence, records, data, plans, reports and recorded knowledge, historical trademark files, prosecution files of the Sellers in whatever media retained or stored, including computer programs and disks, in each case solely to the extent related to the Acquired Assets or the Assumed Liabilities; including files in the possession of Sellers;

(m)          all goodwill associated with the Business or the Acquired Assets;

(n)           all right of publicity and all similar rights, including, all commercial merchandising rights;

(o)           product designs, design rights, tech packs, artwork, archival materials and advertising materials, copy, commercials, images and artwork;

(p)           insurance proceeds received by Sellers and insurance awards received by Sellers with respect to any of the Acquired Assets which arise from or relate solely to events occurring after the Closing Date in connection with Buyer’s ownership or operation of the Business;

(q)           all avoidance claims or causes of action arising under sections 544, 547, 548, 549 and 550 of the Bankruptcy Code and any similar state law (the “Avoidance Actions”), and all other claims or causes of action under any other provision of the Bankruptcy Code or applicable Laws, including all actions relating to vendors and service providers used in the Business, except for Excluded Claims; provided that neither the Buyer, nor any Person claiming by, through or on behalf of the Buyer (including, but not limited to, by operation of law, sale, assignment, conveyance or otherwise) shall pursue, prosecute, litigate, institute or commence an action based on, assert, sell, convey, assign or file any claim that relates to the Avoidance Actions, or assert or use any such Avoidance Actions for defensive purposes;

(r)            all customer data and information derived from branded loyalty promotion programs and other similar information related to customer purchases at the Stores, in each case, to the extent permitted to be assigned, used, or provided by Sellers under Sellers’ privacy policies, if any, and applicable Laws;

(s)            payment processor receivables for sales made from and after the Sale Commencement Date;

(t)            royalty payments and licensing receivables generated by the Business and attributable to the period from and/or after the Closing;

(u)           all Sellers’ telephone, fax numbers and email addresses; and

(v)           causes of action, lawsuits, judgments, claims and demands of any nature, whether arising by way of counterclaim or otherwise, in each case to the extent arising from the Intellectual Property owned by the Sellers, the Acquired Assets or the Assumed Liabilities, other than Excluded Claims.

provided, however, notwithstanding anything to the contrary set forth in this definition, the Acquired Assets shall not include any Excluded Assets.

“Aéropostale” has the meaning set forth in the preamble.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person, where “control” means the power, directly or indirectly, to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agency Agreement” means the Agency Agreement, dated as of the date hereof, by and among Sellers, Buyer and Agent and attached hereto as Exhibit F.

“Agent” has the meaning set forth in the definition of Agency Agreement.

“Agent Designation Rights” has the meaning set forth in Section 2.8(i).

“Agreement” has the meaning set forth in the preamble.

“Allocation Principles” has the meaning set forth in Section 2.9.

“Allocation Schedule” means the schedule of the delivery of Distribution Center Merchandise and GSI Merchandise (if any) from the Distribution Centers to the Stores to be mutually agreed upon by the Company, Buyer and Agent and no later than three (3) Business Days after the date hereof, taking into account each Distribution Center’s maximum weekly shipping capacity.

“Assignment and Assumption Agreement” has the meaning set forth in Section 2.5(b).

“Assumed Leases” has the meaning set forth in Section 2.8(b) and shall include, for the avoidance of doubt, the Designated Leases assumed and assigned to Buyer pursuant to Section 2.8(c).

“Assumed Liabilities” means only the following Liabilities of each of the Sellers incurred exclusively in the operation of the Business as of the Closing (to the extent not paid prior to the Closing), or to the extent set forth in the following clauses (a), (c), (d), (f) and (h):

(a)           all Liabilities under the Transferred Contracts and Assumed Leases to the extent such Liabilities arise from and after the Closing Date;

(b)           all amounts allocated to Buyer under Section 2.9 and all Transfer Taxes and other Taxes allocated to Buyer pursuant to Section 6.5;

(c)           all Liabilities relating to or arising out of the ownership or operation of the Stores or any Acquired Asset as of and after the Closing;

(d)           all Liabilities with respect to ordinary course returns of goods or merchandise by customers as of and after the Sale Commencement Date;

(e)           subject to clause (H) of Section 2.3(a), all Liabilities for gift cards and gift certificates as of and after the Sale Commencement Date;

(f)            all Buyer Cure Costs;

(g)           all Liabilities of Buyer which are expressly assumed in Sections 6.3 and 6.4, provided that such Liabilities are incurred and relate solely to the period post-Closing; and

(h)           the Excess Employee Payments, it being understood and agreed, for the avoidance of doubt, that Buyer’s obligations in respect of this clause (h) shall apply as of such time that Sellers have made aggregate Company Severance Payments, Company PTO Payments or Company WARN Payments equal to the Employee Payment Cap;

provided, however, that notwithstanding anything to the contrary set forth in this definition, (x) the Assumed Liabilities shall not include any Excluded Liabilities and (y) nothing in this definition shall be construed to limit Buyer’s obligations under the Benefits TSA.

“Bankruptcy Cases” means the jointly administered cases under chapter 11 of the Bankruptcy Code commenced by the Sellers and certain of their Affiliates on May 4, 2016, and continuing immediately thereafter, in the Bankruptcy Court and styled In re Aéropostale, Inc., et al., Case No. 16-11275 (SHL).

“Bankruptcy Code” has the meaning set forth in the recitals.

“Bankruptcy Court” has the meaning set forth in the recitals.

“Benefits Transition Services” has the meaning set forth in Section 6.3(f).

“Benefits Transition Services Period” has the meaning set forth in Section 6.3(f).

“Benefits TSA” has the meaning set forth in Section 6.3(f).

“Benefits TSA Expiration Date” has the meaning set forth in Section 6.3(f).

“Bidding Procedures Order” means the order entered in the Bankruptcy Cases at ECF No. 527, as amended from time to time.

“Bill of Sale” has the meaning set forth in Section 2.5(b).

“Business” has the meaning set forth in the recitals.

“Business Day” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in the State of New York are authorized or required by Law or other governmental action to close.

“Buyer Cure Costs” means all Cure Costs arising out of (i) the assumption by the applicable Seller and assignment to Buyer of the Assumed Leases, (ii) that certain Amended and Restated Master Sourcing Agreement, effective as of December 21, 2015, and as further amended by that certain Second Amendment, effective as of April 1, 2016, by and between Aéropostale Procurement Company, Inc. and LF Sourcing (Millwork) LLC, to the extent such Contract is a Transferred Contract, and (iii) those Contracts assumed and assigned pursuant to Section 2.8(c).

“Buyer Escrow Agreement” means that certain Escrow Agreement, dated as of the date hereof, by and among the Escrow Agent, the Company and Buyer.

“Buyer Proration Amount” has the meaning set forth in Section 2.10(a).

“Cash Equivalents” means cash, checks, money orders, funds in time and demand deposits or similar accounts, marketable securities, short-term investments, and other cash equivalents and liquid investments.

“Cash Purchase Price” has the meaning set forth in Section 2.3(a).

“Claim” means any claim within the meaning of section 101(5) of the Bankruptcy Code.

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.4.

“Closing Statement” shall mean the calculations as of the Closing Date of (i) Store Cash Amount, (ii) Inventory Value, (iii) Inventory Purchase Price Adjustment, (iv) the Final Purchase Price, (v) Prepaid Expenses Amount, (vi) Seller Proration Amount, (vii) Buyer Proration Amount, (viii) the Gift Card Cash Amount, the (ix) Royalty Payment Amount, and (x) a calculation of the difference between the Final Purchase Price and the Estimated Purchase Price.

“Closing Stores” means those Stores (i) set forth on Schedule C, which Buyer hereby designates as Stores that will close on a Store-by-Store basis effective no later than the Sale Termination Date and (ii) otherwise identified to Agent by Buyer in writing following the Closing; provided, however, that at any time prior to the expiration of the Designation Rights Period applicable to a Closing Store Lease of a Closing Store, Buyer may notify Agent in writing that such Closing Store shall no longer be deemed to be a Closing Store and from and after delivery of such notice, such Store shall not be a Closing Store and such Lease shall not be a Closing Store Lease.

“Closing Store Leases” means the Leases for the Closing Stores.

“COBRA” means sections 601 through 608 of the Employee Retirement Income Security Act of 1974 and section 4980B of the IRC.

“Collected Proceeds” has the meaning set forth in Section 1.3(b).

“Company” has the meaning set forth in the preamble.

“Company Benefit Plan” has the meaning set forth in Section 3.12(a).

“Company PTO Payments” has the meaning set forth in clause (h) of the definition of Excluded Liabilities.

“Company Severance Payments” has the meaning set forth in clause (h) of the definition of Excluded Liabilities.

“Company WARN Payments” has the meaning set forth in clause (h) of the definition of Excluded Liabilities.

“Competing Bid” has the meaning set forth in Section 5.3(a).

“Confidentiality Agreement” means with respect to Buyer, and each holder of ownership interests therein, the confidentiality agreement entered into by and between Aéropostale and such holder or an Affiliate of such holder.

“Contract” means any agreement, contract, license, arrangement, commitment, promise, obligation, right, instrument, document or other similar understanding, which in each case is in writing and signed by parties intending to be bound thereby (other than any Leases).

“Contracting Parties” has the meaning set forth in Section 9.14.

“Cost Factor Threshold” means the aggregate Cost Value of the Merchandise (other than Excluded Inventory) as a percentage of the aggregate Retail Price of the Merchandise (other than Excluded Inventory), such percentage being not greater than 19.4%.

“Cost Value” shall mean with respect to each item of Merchandise in a SKU, the lower of (i) the SKU-level unit cost for such item of Merchandise as reflected in the File and (ii) the Retail Price; provided, however, that notwithstanding the foregoing, with respect to each item of Defective Merchandise for which the parties are able to agree upon a “Cost Value”, the “Cost Value” shall be such agreed upon amount.

“Covered Employee” means an employee of Aéropostale or any of its Subsidiaries as of the date hereof whose duties relate primarily to the operation of any of the Business, including such employees who are on short-term disability, long-term disability or any other approved leave of absence as of the Closing.

“Cure Costs” means all amounts payable in order to cure any monetary defaults required to be cured under section 365(b)(1) of the Bankruptcy Code or otherwise to effectuate, pursuant to the Bankruptcy Code, the assumption of executory Contracts and Leases.

“Cure Notice” means those certain statements filed with the Bankruptcy Court on August 1, 2016 (Dkt No. 537) and August 17, 2016 (Dkt. No. 680) regarding the Company’s intent to assume and assign the Transferred Contracts and Assumed Leases and the related proposed cure amounts.

“Damages” means any actual losses, claims, liabilities, debts, damages, fines, penalties, or costs (in each case, including reasonable out-of-pocket expenses (including reasonable fees and expenses of counsel)).

“Decree” means any judgment, decree, ruling, injunction, assessment, attachment, undertaking, award, charge, writ, executive order, administrative order, or any other order of any Governmental Authority.

“Defective Merchandise” means any item of Merchandise that is defective or otherwise not saleable in the ordinary course of business because it is so worn, scratched, broken, faded, torn, mismatched, tailored, or affected by other similar defenses rendering it not of the quality of other similar items of Merchandise. Display Merchandise shall not per se be deemed to be Defective Merchandise.

“Designated Contract” has the meaning set forth in Section 2.8(c).

“Designated Lease” has the meaning set forth in Section 2.8(c).

“Designation Counterparty” has the meaning set forth in Section 2.8(c).

“Designation Notice” has the meaning set forth in Section 2.8(c).

“Designation Rights Period” means, with respect to any Contracts or Leases to be assumed and assigned or rejected pursuant to Section 2.8(c), the period from the Closing Date through the earlier of (i) the date on which the Bankruptcy Court enters an order confirming a reorganization or liquidation plan concerning the Company in the Bankruptcy Cases and (ii) November 30, 2016; provided, that the expiration of the Designation Rights Period may be extended with the consent of Buyer, Sellers and the applicable Designation Counterparty.

 “DIP Agent” means Crystal Financial LLC, as agent under that certain Secured Superpriority Debtor in Possession Loan, Security and Guaranty Agreement, dated as of May 4, 2016 (as amended, amended and restated, supplemented or otherwise modified from time to time), among the DIP Agent, the DIP Lenders, the Company, as borrower, and the guarantors party thereto.

“DIP Financing Agreement” means that certain Secured Superpriority Debtor in Possession Loan, Security and Guaranty Agreement, dated as of May 4, 2016 (as amended, amended and restated, supplemented or otherwise modified from time to time), among the DIP Agent, the DIP Lenders, the Company, as borrower, and the guarantors party thereto.

“DIP Lenders” means the lenders under the DIP Financing Agreement.

“DIP Order” means that certain Final Order Pursuant to 11 U.S.C. §§ 105, 361, 362, 363, and 364 and Rules 2002, 4001, and 9014 of the Federal Rules of Bankruptcy Procedure (I) Authorizing Incurrence by the Debtors of Postpetition Secured Indebtedness, (II) Granting HGB Bid Submission Confidential Liens, (III) Authorizing Use of Cash Collateral by the Debtors and Providing for Adequate Protection, and (IV) Modifying the Automatic Stay [ECF No. 298], as such order has been or may be amended or modified from time to time.

“Disclosure Schedule” has the meaning set forth in Article III.

“Display Merchandise” means those items of inventory used in the ordinary course of business as displays or floor models, including inventory that has been removed from its original packaging where such items of inventory have been removed from its original packaging for the purpose of putting such item on display, which goods are not otherwise damaged or defective.  For the avoidance of doubt, Merchandise created for display and not saleable in the ordinary course of business shall not constitute Display Merchandise.

“Distribution Center Merchandise” means those items of inventory identified by SKU on the File (including, the “Go Jane” goods), that are located in the Distribution Centers as of the Sale Commencement Date and, which goods (excluding the “Go Jane” goods), to the extent not delivered to the Stores prior to the Sale Commencement Date, shall be delivered by Merchant to the Stores in accordance with the Allocation Schedule.

“Distribution Centers” means the distribution facilities leased by the Sellers and located at Brick Plant Road, South River, New Jersey, and 201 N. Barrington Ave., Ontario, California.

“Employee Payment Cap” has the meaning set forth in clause (h) of the definition of Excluded Liabilities.

“Encumbrances” means any claim, community or other marital property interest, condition, equitable interest, right of way, encroachment, servitude, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Law” means any federal, state, local or foreign law, statute, code, ordinance, rule or regulation relating to the protection of the environment or natural resources.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Citibank N.A.

“Escrow Agreement” means that certain Escrow Agreement, dated as of August 25, 2016, by and among the Escrow Agent, the Company, Hilco Merchant Resources, LLC and Gordon Brothers Retail Partners, LLC.

“Escrow Amount” has the meaning set forth in Section 2.3(b).

“Estimated Purchase Price” shall mean the consideration payable by the Buyer to the Sellers for the sale and transfer of the Acquired Assets as estimated by the parties prior to Closing, being an amount equal to $243,300,000.

“Excess Employee Payments” means those Liabilities in respect of Company PTO Payments, Company Severance Payments, and Company WARN Payments in excess of the Employee Payment Cap.

“Excluded Assets” means the following assets of Sellers as of the Closing, and only the following assets:

(a)           (A) organizational documents, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, stock certificates, and other documents relating to Sellers’ organization, maintenance, existence, and operation; (B) books and records related to (1) Taxes paid or payable by Sellers or (2) any claims, obligations or liabilities not included in Assumed Liabilities; and (C) any Tax refund, deposit, prepayment, credit, attribute, or other Tax asset or Tax receivable of or with respect to any of the Sellers;

(b)           capital stock of any of Aéropostale’s Subsidiaries;

(c)           all Cash Equivalents (other than the Store Cash Amount) and accounts receivable, including (i) all payment processor receivables for sales made prior to the Sale Commencement Date (including all deposits or holdbacks to secure chargebacks, offsets or otherwise from payment processors to Sellers), but other than the payment processor receivables set forth in clause (s) of the definition of “Acquired Assets,” and (ii) all royalty payments and licensing receivables generated by the Business prior to the Closing;

(d)           all insurance policies and binders and all claims, refunds and credits from insurance policies or binders due or to become due with respect to such policies or binders;

(e)           all of Sellers’ rights under this Agreement or any Related Agreement;

(f)            all of Sellers’ rights under any Excluded Asset;

(g)           any records, documents or other information relating to Sellers’ employees who do not become Transferred Employees, and any materials containing information about any Transferred Employee, disclosure of which would violate applicable Law;

(h)           all Contracts other than the Transferred Contracts;

(i)            all Leases other than Assumed Leases;

(j)            the Excluded Claims;

(k)           all amounts receivable or otherwise distributable from Aéropostale Canada Corporation;

(l)            all (i) restricted cash deposits of Sellers held by any Person and relating to the Acquired Assets or securing chargebacks, payment processor claims or similar claims; (ii) all cash deposits in cash collateral, indemnity or other accounts, including all retainers and professional fee escrows held by the Sellers’ or the bankrupt estates’ professionals; and (iii) all amounts in respect of ACH holds for Store deposits;

(m)          all Merchandise (provided that the sale of Merchandise shall be subject to and in accordance with the terms of the Agency Agreement) and all Inventory for which Sellers have taken receipt under the Open Purchase Orders (provided that the sale of Inventory for which Sellers have taken receipt under the Open Purchase Orders shall be subject to and in accordance with the terms of the Agency Agreement); and

(n)           those items set forth on Schedule D.

“Excluded Claims” means Sellers’ rights, including rights of set-off and rights of recoupment, refunds, claims, counterclaims, demands, causes of action and rights to collect damages arising, or relating to the period, prior to the Closing, against (a) Christopher Finazzo and Douglas Dey, (b) the Pre-Petition Term Agent, the Pre-Petition Term Loan Lenders, Sycamore Partners LLC, or TSAM (Delaware) LLC (d/b/a MGF Sourcing US LLC) or any of their respective directors, officers, employees, incorporators, members, partners, managers, stockholders, Affiliates and agents (and any attorney or Representative of, and any financial advisor or lender to, any of the foregoing), (c) any credit card processors and (d) other than with respect to any Transferred Employees, any of Sellers’ Affiliates that are not debtors in the Bankruptcy Cases and any of Sellers’ or any of Sellers’ Affiliates’ directors, officers, employees, incorporators, members, partners, managers, stockholders, Affiliates, and agents (and any attorney or Representative of, and any financial advisor or lender to, any of the foregoing).

“Excluded Defective Merchandise” means any item of (i) Defective Merchandise that is not saleable in the ordinary course because it is so damaged or defective that it cannot reasonably be used for its intended purpose, (ii) obsolete or discontinued goods or goods that have been marked out of stock or have received a similar designation, or (iii) Merchandise for which Sellers and Buyer cannot mutually agree upon the Cost Value.  Excluded Defective Merchandise shall be identified as such during the Inventory Taking.

“Excluded Inventory” has the meaning set forth in Section 2.6(c).

“Excluded Liabilities” means any Liabilities of Sellers, whether existing on the Closing Date or arising thereafter as a result of any act, omission or circumstances taking place prior to the Closing, other than the Assumed Liabilities.  Without limiting the foregoing, the Buyer shall not be obligated to assume, and does not assume, and hereby disclaims all the Excluded Liabilities, including the following Liabilities of any of the Sellers or of any predecessor of any of the Sellers, whether incurred or accrued before or after the Closing:

(a)           all Sellers’ Cure Costs;

(b)           any Liability not relating to or arising out of the Business or the Acquired Assets, including any Liability exclusively relating to or primarily arising out of the Excluded Assets;

(c)           any Liability of Sellers for Taxes (except as provided for in Section 2.9 and Section 6.5);

(d)           all Liabilities of Sellers under this Agreement or any Related Agreement and the transactions contemplated hereby or thereby;

(e)           any Liability associated with any and all indebtedness including any guarantees of third party obligations and reimbursement obligations to guarantors of Sellers’ obligations or under letters of credit of any Seller;

(f)            any Liabilities in respect of any Contracts or Leases that are not Transferred Contracts or Assumed Leases, respectively;

(g)           all Liabilities for fees, costs and expenses that have been incurred or that are incurred or owed by Sellers in connection with this Agreement or the administration of the Bankruptcy Case (including all fees and expenses of professionals engaged by Sellers) and administrative expenses and priority claims accrued through the Closing Date and specified post-closing administrative wind-down expenses of the bankrupt estates pursuant to the Bankruptcy Code (which such amounts shall be paid by Sellers from the proceeds collected in connection with the Excluded Assets) and all costs and expenses incurred in connection with (i) the negotiation, execution and consummation of the transactions contemplated under this Agreement and each of the other documents delivered in connection herewith, (ii) the negotiation, execution and consummation of the DIP Financing Agreement, and (iii) the consummation of the transactions contemplated by this Agreement, including any retention bonuses, “success” fees, change of control payments and any other payment obligations of Sellers payable as a result of the consummation of the transactions contemplated by this Agreement and the documents delivered in connection herewith, other than the Excess Employee Payments;

(h)           all Liabilities (i) related to the WARN Act, to the extent applicable, with respect to the termination of employment of Sellers’ employees on or prior to December 31, 2016, resulting from or related to the transactions contemplated hereby (the “Company WARN Payments”), (ii) for any action resulting from Sellers’ employees’ separation of employment on or prior to December 31, 2016, resulting from or related to the transactions contemplated hereby (the “Company Severance Payments”), and (iii) for vacation, sick leave, parental leave, and other paid time accrued by Sellers’ employees for the period through Closing (the “Company PTO Payments”), in an aggregate amount among clauses (i), (ii) and (iii) payable in cash by the Sellers up to $12,500,000 (the “Employee Payment Cap”) (for the avoidance of doubt, all amounts in respect of the Company WARN Payments, Company Severance Payments and Company PTO Payments up to the Employee Payment Cap, to the extent actually incurred, shall be paid by Sellers), it being understood and agreed that any amount of severance payable to “insiders” (as such term is defined under the Bankruptcy Code) in excess of the cap imposed on severance payments to “insiders” (as such term is defined under the Bankruptcy Code) by section 503(c)(2) of the Bankruptcy Code shall not count towards the Employee Payment Cap;

(i)            all Liabilities with respect to the termination of employment of the Company “insiders” (as such term is defined under the Bankruptcy Code);

(j)            all Company Benefit Plans (including all assets, trusts, insurance policies and administration service contracts related thereto) other than Liabilities with respect to Company Severance Payments assumed by Buyer pursuant to clause (h) of the definition of Assumed Liabilities;

(k)           all Liabilities with respect to any terminated employees with respect to COBRA;

(l)            all Liabilities of Sellers to its equity holders respecting dividends, distributions in liquidation, redemptions of interests, option payments or otherwise, and any liability of Sellers pursuant to any Affiliate Agreement;

(m)          all Liabilities arising out of or relating to any business or property formerly owned or operated by any of the Sellers, any Affiliate or predecessor thereof, but not presently owned and operated by any of the Sellers;

(n)           all Liabilities relating to claims, actions, suits, arbitrations, litigation matters, proceedings or investigations (in each case whether involving private parties, Governmental Authorities, or otherwise) involving, against, or affecting any Acquired Asset, the Business, the Company, or any assets or properties of Sellers, commenced, filed, initiated, or threatened before the Closing and relating to facts, events, or circumstances arising or occurring before the Closing;

(o)           except for any Assumed Liabilities (including in clauses (d), (e) and (f) of the definition thereof), all obligations of the Sellers arising and to be performed prior to the Closing Date arising from or related to the Business or the Acquired Assets;

(p)          all Liabilities arising under Environmental Laws relating to facts, events, or circumstances arising or occurring before the Closing;

(q)           accounts payable related to (i) the open purchase orders as of the Sale Commencement Date and as set forth on Schedule B-1 and (ii) those open purchase orders set forth on Schedule B-2 that Buyer identifies to Sellers in writing prior to the Closing (clauses (i) and (ii), collectively, the “Open Purchase Orders”), it being understood that Agent will promptly pay (on Sellers’ behalf) all amounts due (less any discounts obtained by Agent or its Representatives) under the Open Purchase Orders for which Sellers have taken receipt as and when due and payable, and Agent shall sell any Inventory received by the Sellers under the Open Purchase Orders pursuant to and in accordance with the terms and conditions set forth in the Agency Agreement;

(r)            Liabilities to any employees arising prior to the Closing, other than the Excess Employee Payments; and

(s)           all Liabilities of Sellers or its predecessors arising out of any contract, agreement, Permit, franchise or claim that is not transferred to Buyer as part of the Acquired Assets or, is not transferred to Buyer because of any failure to obtain any third-party or governmental consent required for such transfer.

“File” means the files set forth on Schedule E together with all updated files received by Buyer or Agent on or prior to the Closing Date.

“Final Purchase Price” shall mean the Purchase Price as finally determined in the Closing Statement pursuant to Section 2.7.

“Furnishings and Equipment” means all fixtures, trade fixtures, store models, shelving, and refrigeration equipment owned by Sellers and located at the Stores, Distribution Centers, and corporate offices.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Gift Card Cash Amount” means the aggregate cash proceeds from the sale of gift cards and gift certificates from the Sale Commencement Date through the Closing Date, including sales made through the Sellers’ e-commerce platform and through third party vendors.

“Governmental Authority” means any federal, state, local, or foreign government or governmental or regulatory authority, agency, board, bureau, commission, court, department, or other governmental entity.

“Gross Rings” has the meaning set forth in Section 2.6(b).

“GSI Merchandise” means all items of inventory located at the fulfillment or warehouse facilities of GSI Commerce Solutions, Inc. (“GSI”) as of the Sale Commencement Date.

“Holdback Escrow Agreement” means an escrow agreement, by and among Sellers, Agent, Buyer and the Escrow Agent, in form and substance reasonably agreed between the Escrow Agent, Agent, Sellers and Buyer.

“Intellectual Property” means any and all intellectual property and other similar proprietary rights, in any jurisdiction in the world (whether arising under statutory or common law, contract, or otherwise), which includes rights pertaining to or arising from: (a) inventions, discoveries, processes, designs, techniques, developments and related improvements whether or not patentable; (b) patents, patent applications, industrial design registrations and applications therefor, divisions, divisionals, continuations, continuations-in-part, reissues, substitutes, renewals, registrations, confirmations, re-examinations, extensions and any provisional applications, or any such patents or patent applications, and any foreign or international equivalent of any of the foregoing; (c) trademarks (whether registered, unregistered or pending), trade dress, service marks, service names, trade names, brand names, product names, logos, domain names, internet rights (including, IP addresses and AS numbers), corporate names, fictitious names, other names, symbols (including business symbols), slogans, translations of any of the foregoing and any foreign or international equivalent of any of the foregoing and all goodwill associated therewith and (to the extent transferable by law but subject to Section 6.1(d)) any applications or registrations in connection with the foregoing and all advertising and marketing collateral including any of the foregoing; (d) work specifications, databases and artwork; (e) technical, scientific and other know-how and information (including promotional material and tech packs and blocks), trade secrets, confidential information, methods, processes, practices, formulas, designs, patterns, assembly procedures, specifications; (f) rights associated with works of authorship including copyrights, moral rights, design rights, rights in databases, copyright applications, copyright registrations, rights existing under any copyright laws and rights to prepare derivative works; (g) work for hire; (h) the name “AÉROPOSTALE” or any derivation thereof, (i) customer lists and databases, websites, social media sites and accounts (including the content contained therein, user names and passwords), diagrams, drawings, domain names, and all advertising and marketing materials and collateral (including all physical, digital, or electronic imagery and design files), samples, product catalogs, product designs and specifications (including tech specifications) vendor and merchandise supplier data and information, (j) computer software and firmware, including data files, source code, object code and software-related specifications and documentation, (k) all books and records, files, data, reports, computer codes and sourcing data, advertiser and supplier lists, cost and pricing information, business plans, and manuals, blueprints, research and development files, and other records; (l) financial, marketing and business data, pricing and cost information, business and marketing plans and other information, files, correspondence, records, data, plans, reports and recorded knowledge, historical trademark files, prosecution files in whatever media retained or stored, including computer programs and disks, (m) the right to sue for infringement and other remedies against infringement of any of the foregoing, and (n) rights to protection of interests in the foregoing under the laws of all jurisdictions.

“Intellectual Property Licenses” means (i) any grant to a third Person of any right to use any Intellectual Property owned by the Sellers and (ii) any grant to the Sellers of a right to use a third Person’s Intellectual Property rights (other than off-the-shelf software for which Company pays less than $30,000 in licensing or other fees per software title per annum).

“Interest” means any interest within the meaning of section 363(f) of the Bankruptcy Code, including any interest of a Governmental Authority, and all other interests, pledges, security interests, rights of setoff, restrictions or limitations on use, successor liabilities, conditions, rights of first refusal, options to purchase, obligations to allow participation, agreements or rights, rights asserted in litigation matters, competing rights of possession, obligations to lend, matters filed of record that relate to, evidence or secure an obligation of the Sellers (and all created expenses and charges) of any type under, among other things, any document, instrument, agreement, affidavit, matter filed of record, cause, or state or federal law, whether known or unknown, legal or equitable, and all liens, rights of offset, replacement liens, adequate protection liens, charges, obligations, or claims granted, allowed or directed in any order.

“Inventory” means all of Sellers’ inventory and goods now owned or hereinafter acquired, wherever located, relating to the Business, including all Merchandise, Returned Merchandise, inventory and goods that (a) are leased by Sellers as lessor, (b) are held by Sellers for sale or lease or to be furnished by Sellers under a Contract of service, or (c) consist of raw materials, work in process, finished goods, supplies, or material used or consumed in connection with the Business maintained or held by, stored by or on behalf of, or in transit to, any of the Sellers.

“Inventory Date” has the meaning set forth in Section 2.6(a).

“Inventory Purchase Price Adjustment” has the meaning set forth in Section 2.6(g).

“Inventory Report” has the meaning set forth in Section 2.6(a).

“Inventory Taker” means RGIS.

“Inventory Taking” has the meaning set forth in Section 2.6(a).

“Inventory Value” means the aggregate Cost Value of all Merchandise as determined in accordance with Section 2.6.

“IRC” means the Internal Revenue Code of 1986, as amended.

“IRS” means the Internal Revenue Service.

“Knowledge” of Sellers or the Company (and other words of similar import) means the actual knowledge of Julian Geiger, Marc Miller, Marc Schuback and David Dick.

“Law” means any constitution applicable to, and any statute, treaty, code, rule, regulation, ordinance, or requirement of any kind of, any Governmental Authority.

“Leases” means all leases, subleases, licenses, concessions, options, contracts, extension letters, easements, reciprocal easements, assignments, termination agreements, subordination agreements, nondisturbance agreements, estoppel certificates and other agreements (written or oral), and any amendments or supplements to the foregoing, and recorded memoranda of any of the foregoing, pursuant to which any Seller holds any leasehold or subleasehold estates and other rights in respect of any Store.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due) regardless of when arising.

“Lien” means any lien (statutory or otherwise), Claim, Encumbrance, Interest, Liability, deed of trust, right of first offer, easement, servitude, transfer restriction under any shareholder or similar agreement, mortgage, pledge, lien, charge, security interest, option, right of first refusal, easement, security agreement or other encumbrance or restriction on the use or transfer of any property, hypothecation, license, preference, priority, covenant, right of recovery, order of any Governmental Authority, of any kind or nature (including (i) any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing, (ii) any assignment or deposit arrangement in the nature of a security device, and (iii) any leasehold interest, license, or other right, in favor of a third party or a Seller, to use any portion of the Acquired Assets), whether secured or unsecured, choate or inchoate, filed or unfiled, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, contingent or non-contingent, material or non-material, known or unknown; provided, however, that “Lien” shall not be deemed to include any license of Intellectual Property.

“Litigation” means any action, cause of action, suit, claim, investigation, audit, demand, hearing or proceeding, whether civil, criminal, administrative, or arbitral, whether at law or in equity and whether before any Governmental Authority.

“Material Adverse Effect” means any effect or change that has a material adverse effect on the condition of the Acquired Assets, taken as a whole, other than any effects or changes arising from or related to: (a) general business or economic conditions in any of the geographical areas in which the Stores operate; (b) any condition or occurrence affecting retail clothing stores generally; (c) national or international political or social conditions, including the engagement by any country in hostilities, whether commenced before or after the date hereof and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (d) financial, banking, or securities markets (including any disruption thereof or any decline in the price of securities generally or any market or index); (e) the occurrence of any act of God or other calamity or force majeure events (whether or not declared as such), including any strike, labor dispute, civil disturbance, embargo, natural disaster, fire, flood, hurricane, tornado, or other weather event; (f) changes in Law or accounting rules; (g) the taking of any action contemplated by this Agreement or any Related Agreement or taken with the consent of the other Party (other than any action taken pursuant to Section 5.2(a)); (h) any effects or changes as a result of the announcement or pendency of this Agreement; (i) any filing or motion made under sections 1113 or 1114 of the Bankruptcy Code; (j) the closing of any stores not acquired by Buyer or the sale of any other assets or stores to any third parties by any Seller or any of its Affiliates; (k) any effects or changes arising from or related to the breach of the Agreement by Buyer; (l) the failure of Sellers to obtain any consent, permit, authorization, waiver or approval required in connection with the transactions contemplated hereby; (m) any items set forth in the Disclosure Schedule; or (n) any effect resulting from the filing of the Bankruptcy Cases.

“Merchandise” shall mean (A) all finished goods inventory that is owned by the Company and located at the Stores as of the Sale Commencement Date; (B) Distribution Center Merchandise and GSI Merchandise; (C) the Display Merchandise; (D) Merchandise subject to Gross Rings; and (E) Defective Merchandise (other than Excluded Defective Merchandise).  Notwithstanding the foregoing, “Merchandise” shall not include: (1) goods which belong to sublessees, licensees, department lessees, or concessionaires of Merchant; (2) goods held by Merchant on memo, on consignment, or as bailee; (3) Furnishings and Equipment or improvements to real property; (4) Excluded Defective Merchandise; (5) Returned Merchandise; and (6) any goods subject to Open Purchase Orders.

“Merchant” has the meaning set forth in the Agency Agreement.

“Non-Party Affiliates” has the meaning set forth in Section 9.14.

“Objection Deadline” has the meaning set forth in Section 2.8(c).

“Open Purchase Orders” has the meaning set forth in subparagraph (q) of the definition of Excluded Liabilities.

 “Ordinary Course of Business” means the ordinary and usual course of normal day to day operations of the Business through the date hereof consistent with past practice.

“Outside Date” has the meaning set forth in Section 8.1(b)(ii).

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Sellers.

“Parties” has the meaning set forth in the preamble.

“Permit” means any franchise, approval, permit, license, order, registration, certificate, variance or similar right obtained from any Governmental Authority.

“Permitted Lien” means (a) Liens for Taxes not yet delinquent or which are being contested in good faith by appropriate proceedings and arising or incurred in the Ordinary Course of Business; (b) mechanic’s, workmen’s, repairmen’s, warehousemen’s, carrier’s or other similar Liens, including all statutory liens, arising or incurred in the Ordinary Course of Business; (c) with respect to leased or licensed real or personal property, the terms and conditions of the lease, license, sublease or other occupancy agreement applicable thereto which are customary; (d) with respect to real property, usual and customary zoning, building codes and other land use laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property; (e) usual and customary easements, covenants, conditions, restrictions and other similar matters affecting title to real property and other encroachments and title and survey defects provided that they do not materially detract from the property.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or any other entity, including any Governmental Authority or any group of any of the foregoing.

“Personal Property Leases” has the meaning set forth in Section 3.11.

“Petition Date” has the meaning set forth in the recitals.

“Pre-Closing Period” has the meaning set forth in Section 6.5(c).

“Pre-Closing Proceeds Credit” has the meaning set forth in Section 1.3(b).

“Prepaid Expenses” has the meaning set forth in the definition of Acquired Assets.

“Prepaid Expenses Amount” has the meaning set forth in Section 2.3(a).

“Pre-Petition Term Agent” means Aero Investors LLC, as agent.

“Pre-Petition Term Loan” means that certain Loan and Security Agreement, dated as of May 23, 2014, by and among the borrower and guarantors listed therein, the Pre-Petition Term Agent, and the lender parties thereto.

“Pre-Petition Term Loan Lenders” means those lender parties to the Pre-Petition Term Loan.

“Proceeds” has the meaning set forth in the Agency Agreement.

“Prorated Charges” has the meaning set forth in Section 2.10(a).

“Proration Period” has the meaning set forth in Section 6.5(b).

“Purchase Price” has the meaning set forth in Section 2.3(a).

“Purchase Price Allocation” has the meaning set forth in Section 2.9.

“Related Agreements” means the Bill of Sale, the Agency Agreement, the Assignment and Assumption Agreement, the Copyright Assignment Agreement, the Trademark Assignment Agreement, the Domain Name Assignment Agreement, the Benefits TSA, the TSA, and the Holdback Escrow Agreement.

“Representative” means, when used with respect to a Person, the Person’s controlled and controlling Affiliates (including Subsidiaries) and such Person’s and any of the foregoing Persons’ respective officers, directors, managers, members, shareholders, partners, employees, agents, representatives, advisors (including financial advisors, bankers, consultants, legal counsel, and accountants), and financing sources.

“Requesting Party” has the meaning set forth in Section 6.2.

“Retail Price” shall mean with respect to each item of Merchandise, the lower of the lowest ticketed, hardmarked, or File price as reflected in Sellers’ books and records for such item; provided, however, that, for the avoidance of doubt, “Retail Price” excludes any temporary point of sale promotional price.

“Returned Merchandise” means goods sold by Sellers prior to the Sale Commencement Date and returned by a customer within thirty (30) days after the Sale Commencement Date in compliance with Sellers’ return policy in effect immediately prior to the Sale Commencement Date.

“Royalty Payment Amount” means the aggregate cash proceeds received by Sellers prior to the Closing Date from royalty payments and licensing receivables generated by the Business and attributable to the period from and/or after the Closing Date.

“Sale” means the transactions contemplated by the Agency Agreement.

“Sale Commencement Date” means September 2, 2016.

“Sale Hearing” means the hearing for approval of, among other things, this Agreement and the transactions contemplated herein, currently scheduled for September 12, 2016 before the Bankruptcy Court.

“Sale Order” means the sale order or orders in form and substance reasonably agreed by Buyer, Sellers, Agent, the DIP Agent, and the Pre-Petition Term Agent.

“Sale Termination Date” has the meaning set forth in the Agency Agreement.

“SEC” has the meaning set forth in Article III.

“Seller Proration Amount” has the meaning set forth in Section 2.10(a).

“Sellers” has the meaning set forth in the preamble.

“Sellers’ Cure Costs” means all Cure Costs arising out of the assumption by the applicable Seller and assignment to Buyer of the Transferred Contracts, except for Cure Costs set forth in clauses (ii) and (iii) of the definition of Buyer Cure Costs.

 “Store Cash Amount” means the Sellers’ cash located at the Stores as of the Sale Commencement Date, which cash shall be counted by the Sellers and Agent at the start of business on the Sale Commencement Date.

“Store Lease Proceeds” has the meaning set forth in Section 2.8(e).

“Stores” has the meaning set forth in the recitals.

“Subsidiary” means, with respect to any Person, means, on any date, any Person (a) the accounts of which would be consolidated with and into those of the applicable Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date or (b) of which securities or other ownership interests representing more than fifty percent of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests or more than fifty percent of the profits or losses of which are, as of such date, owned, controlled or held by the applicable Person or one or more subsidiaries of such Person.

“Tax” or “Taxes” means any United States federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, stamp, occupation, premium, windfall profits, environmental (including taxes under section 59A of the IRC), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transfer Tax” has the meaning set forth in Section 6.5(a).

“Transferred Contracts” has the meaning set forth in Section 2.8(b) and shall include, for the avoidance of doubt, the Designated Contracts assumed and assigned to Buyer pursuant to Section 2.8(c).

“Transferred Employee” has the meaning set forth in Section 6.3(a).

“TSA” has the meaning set forth in Section 6.11.

“WARN Act” means, collectively, the Worker Adjustment and Retraining Notification Act of 1989 and any similar state or local law.

“WARN List” has the meaning set forth in Section 3.8(e).

Section 1.2          Interpretations.  Unless otherwise indicated herein to the contrary:

(a)           When a reference is made in this Agreement to an Article, Section, Exhibit, Schedule, clause or subclause, such reference shall be to an Article, Section, Exhibit, Schedule, clause or subclause of this Agreement.

(b)           The words “include,” “includes” or “including” and other words or phrases of similar import, when used in this Agreement, shall be deemed to be followed by the words “without limitation.”

(c)           The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d)           The word “if” and other words of similar import shall be deemed, in each case, to be followed by the phrase “and only if.”

(e)           The use of “or” herein is not intended to be exclusive.

(f)            The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.  Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice versa.

(g)           All terms defined in this Agreement have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.

(h)           References herein to a Person are also to its successors and permitted assigns.  Any reference herein to a Governmental Authority shall be deemed to include reference to any successor thereto.

(i)            Any reference herein to “Dollars” or “$” shall mean United States dollars.

(j)            Buyer acknowledges and agrees that the specification of any dollar amount in the representations, warranties, or covenants contained in this Agreement is not intended to imply that such amounts or higher or lower amounts are or are not material, and Buyer shall not use the fact of the setting of such amounts in any dispute or controversy between the Parties as to whether any obligation, item, or matter is or is not material.

(k)           References in this Agreement to materials or information “furnished to Buyer” and other phrases of similar import include all materials or information made available to Buyer or its Representatives in the data room prepared by Sellers or provided to Buyer or its Representatives in response to requests for materials or information.

Section 1.3          Consummation of the Agency Agreement Transactions

(a)           Sellers shall use commercially reasonable efforts to take all actions reasonably required to obtain approval of the Agency Agreement.

(b)           At Closing, Sellers shall consummate the transactions contemplated by the Agency Agreement.  During the period on and after the Sale Commencement Date and ending on the day immediately prior to the Closing Date, all Proceeds from the sale of Merchandise during such period shall be paid to Sellers on a daily basis for distribution to the DIP Lenders in accordance with the DIP Order, with a subsequent reconciliation, if any, to be performed pursuant to the Agency Agreement (the “Collected Proceeds”).  On the Closing Date at Closing, the Buyer shall receive a Dollar for Dollar credit in respect of the Collected Proceeds from the Sellers (the “Pre-Closing Proceeds Credit”), which Pre-Closing Proceeds Credit shall be applied by Sellers against the Purchase Price due from the Buyer.

ARTICLE II
PURCHASE AND SALE

Section 2.1             Purchase and Sale of Assets.  On the terms and subject to the conditions set forth in this Agreement, (i) effective as of the date hereof, Buyer and Sellers hereby designate Agent to serve as their exclusive Agent for purposes of selling the Merchandise at all Stores, the Inventory subject to the Open Purchase Orders, the Returned Merchandise, and the Furnishings and Equipment at the Closing Stores (the “Designated Assets”) subject to and in accordance with the terms and conditions of the Agency Agreement and (ii) other than the Designated Assets, Buyer will purchase from Sellers, and Sellers will sell, transfer, assign, convey, and deliver to Buyer  at the Closing all of the Acquired Assets.

Section 2.2            Assumed Liabilities.  On the terms and subject to the conditions set forth in this Agreement, Buyer will assume and become responsible for the Assumed Liabilities at the Closing.  Buyer agrees to pay, perform, honor, and discharge, or cause to be paid, performed, honored and discharged, all Assumed Liabilities in a timely manner in accordance with the terms thereof, including paying all Buyer Cure Costs.  For the avoidance of doubt, Sellers shall not be liable for, and shall have no obligation to pay or cause to be paid, any Buyer Cure Costs, and Buyer shall not be liable for, and shall have no obligation to pay or cause to be paid, any Sellers’ Cure Costs.

Section 2.3          Consideration; Deposit; Escrow Amount

(a)           The consideration for the Acquired Assets shall be (i) an aggregate Dollar amount equal to the sum of (A) $243,300,000 (the “Cash Purchase Price”), plus or minus (as applicable) (B) the amount of the Inventory Purchase Price Adjustment (if any), plus (C) the amount of the Prepaid Expenses transferred to Buyer at Closing (the “Prepaid Expenses Amount”), plus (D) the Seller Proration Amount, if any, plus (E) the Store Cash Amount, minus (F) the Buyer Proration Amount, if any, minus (G) the Pre-Closing Proceeds Credit, minus (H) the Gift Card Cash Amount, minus (I) the Royalty Payment Amount, if any (such sum, the “Purchase Price”), (ii) Buyer’s assumption of the Assumed Liabilities, and (iii) the Agency Agreement. Without limiting any of Buyer’s obligations hereunder, including with respect to the payment of the Purchase Price, the Parties acknowledge and agree that Agent is funding a portion of the Cash Purchase Price in consideration of the Agency Agreement.

(b)           Prior to or upon the execution of this Agreement, pursuant to the terms of the Buyer Escrow Agreement, Buyer shall immediately deposit with the Escrow Agent the sum of $24,300,000 by wire transfer of immediately available funds (the “Escrow Amount”), to be released by the Escrow Agent and delivered to either Buyer or Sellers, in accordance with the provisions of the Buyer Escrow Agreement; provided, however, that the Buyer and Sellers hereby acknowledge that the deposit previously wired to the Escrow Agent by the Agent shall be credited against and included in the Escrow Amount for purposes of satisfying the foregoing obligation and shall be subject, without limitation, to the terms and conditions of the Buyer Escrow Agreement (notwithstanding anything to the contrary set forth in the Escrow Agreement).  Pursuant to the Buyer Escrow Agreement, the Escrow Amount (together with all accrued investment income thereon, if any) shall be distributed as follows (and Agent shall deliver any joint written instructions required to effect the distribution of such portion of the Escrow Amount that is held pursuant to the Escrow Agreement):

(i)          if the Closing shall occur, the Escrow Amount shall be applied towards the Purchase Price payable by Buyer to Sellers under Section 2.3(a) and all accrued investment income thereon, if any, shall be delivered to Sellers at the Closing;

(ii)         if this Agreement is terminated by Sellers pursuant to Section 8.1(d), the Escrow Amount, together with all accrued investment income thereon, if any, shall be delivered to Sellers; or

(iii)        if this Agreement is terminated for any reason other than by a Seller pursuant to Section 8.1(d), the Escrow Amount, together with all accrued investment income thereon, shall in each case be returned to Buyer.

Section 2.4          Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Weil, Gotshal & Manges LLP located at 767 Fifth Avenue, New York, New York (or such other location as shall be mutually agreed upon by Sellers and Buyer) commencing at 10:00 AM local time on a date (the “Closing Date”) that is the first (1st) Business Day following the date upon which all of the conditions to the obligations of Sellers and Buyer to consummate the transactions contemplated hereby set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing itself, but subject to the satisfaction or waiver of those conditions) have been satisfied or waived, or on such other date as shall be mutually agreed upon by Sellers and Buyer prior thereto; provided that in no event shall the Closing take place on a date that is prior to September 15, 2016 without the prior written consent of Buyer.

Section 2.5          Closing Payments and Deliveries.

(a)           On the Closing Date, Buyer shall (i) pay the Estimated Purchase Price (less the Escrow Amount, which shall be released to Sellers by the Escrow Agent and less an amount equal to $37,600,000 (the “Holdback”) to Sellers, which shall be paid by wire transfer of immediately available funds into an account designated by Sellers), and (ii) pay the Holdback to the Escrow Agent to be deposited into a segregated account (but not the segregated account holding the Escrow Amount) with the Escrow Agent (such account, the “Holdback Account”), which Holdback shall be paid by Buyer by wire transfer of immediately available funds; provided, however, that, if the Sale Order includes a customary “clawback” provision relating solely to the Pre-Petition Term Loan Lenders (but any such clawback provision shall not in any manner relate to the DIP Agent or DIP Lenders) reasonably acceptable to the Agent and the Pre-Petition Term Loan Lenders, the Holdback shall be reduced to $18,300,000.

(b)           At the Closing, Sellers will deliver to Buyer: (i) a duly executed Bill of Sale substantially in the form of Exhibit A (the “Bill of Sale”); (ii) a duly executed Assignment and Assumption Agreement, substantially in the form of Exhibit B (the “Assignment and Assumption Agreement”); (iii) a duly executed Agency Agreement; (iv) a duly executed Copyright Assignment Agreement, substantially in the form of Exhibit C (the “Copyright Assignment Agreement”); (v) a duly executed Trademark Assignment Agreement, substantially in the form of Exhibit D (the “Trademark Assignment Agreement”); (vi) a duly executed Domain Name Assignment Agreement, substantially in the form of Exhibit E (the “Domain Name Assignment Agreement”);  (vii) a duly executed certificate from an officer of each Seller to the effect that each of the conditions specified in Section 7.1(a) and Section 7.1(b) is satisfied; (viii) the Holdback Escrow Agreement duly executed by Sellers and the Escrow Agent; (ix) a non-foreign affidavit from each Seller that is organized in or under the Laws of the United States or any state thereof, dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under Treasury Regulations issued pursuant to section 1445 of the IRC; (x) the TSA duly executed by Sellers; and (xi) the Benefits TSA duly executed by Sellers.

(c)           At the Closing, Buyer will deliver to Sellers: (i) the Bill of Sale duly executed by Buyer; (ii) the Assignment and Assumption Agreement duly executed by Buyer; (iii) the Copyright Assignment Agreement duly executed by Buyer; (iv) the Trademark Assignment Agreement duly executed by Buyer; (v) the Domain Name Assignment Agreement duly executed by Buyer; (vi) the Agency Agreement duly executed by the Buyer and the Agent; (vii) a duly executed certificate from an officer of Buyer to the effect that each of the conditions specified in Section 7.2(a) and Section 7.2(b) are satisfied; (viii) a duly executed Holdback Escrow Agreement; (ix) the TSA duly executed by Buyer and its Affiliates; and (x) the Benefits TSA duly executed by Buyer.

Section 2.6          Inventory

(a)           Commencing as promptly as practicable following the date hereof (but in no event later than the Closing Date), Sellers and Buyer shall cause to be taken a SKU level Cost Value and Retail Price physical inventory of the Merchandise  (collectively, the “Inventory Taking”), which Inventory Taking shall be completed in each of the Stores as soon as practicable (the date of the Inventory Taking at each Store being the “Inventory Date” for each such Store), but in any event no later than twenty-one (21) days after the Closing Date (subject to the availability of the Inventory Taker), and, with respect to Merchandise located in Merchant’s Distribution Centers or in-transit from the Distribution Centers to a Store that arrives after the Inventory Date for such Store, such Merchandise shall be counted by Representatives of Sellers, Agent, and Buyer upon receipt at such Store.  The Inventory Taker will conduct the physical inventory in accordance with such procedures and instructions as may be mutually and reasonably agreed upon by the Inventory Taker, Sellers, Buyer and Agent, and otherwise in accordance with the terms and conditions of this Section 2.6.  Each Party and the Agent shall be entitled to have Representatives present during the Inventory Taking and to review, reconcile, and verify the listing and tabulation of the Inventory Taking Service (after review, reconciliation and mutual written verification thereof by Buyer, Agent, and Sellers, the “Inventory Report”), and the fees and expenses of the Inventory Taker shall be borne one hundred percent (100%) by Agent under the Agency Agreement.  Buyer, Sellers and Agent will direct the Inventory Taker to deliver the Inventory Report no later than seven (7) calendar days, if practicable, after the completion of the Inventory Taking. Sellers, Agent, and Buyer agree that during the conduct of the Inventory Taking, the applicable Store shall be closed to the public, and no sales or other transactions shall be conducted within the applicable Store.  Sellers, Agent, and Buyer further agree that until the Inventory Taking in a particular Store is completed, neither the Sellers, Agent, nor Buyer shall: (i) move Merchandise within or about the Store so as to make any such items unavailable for counting as part of the Inventory Taking; or (ii) remove or add any hang tags, price tickets, inventory control tags affixed to any Merchandise or any other kind of in-store pricing signage within the Store.  Sellers agree to cooperate with Buyer and Agent to conduct the Inventory Taking (including without limitation by making available to Buyer and Agent information relating to sales, units, costs, Cost Value, and Retail Price, and making available to Buyer and Agent Merchant’s books, records, work papers and personnel to the extent reasonably necessary to calculate the Cost Value and Retail Price of the Merchandise).  The Parties and Agent agree that the Inventory Taking will commence at a time that will minimize the number of hours that the Stores will be closed for business.

(b)           At each Store, for the period from the Sale Commencement Date until the Inventory Date for such Store, and for the e-commerce platform, for the period from the Sale Commencement Date through the last date on which sales are conducted using the e-commerce platform (or such earlier date as the Sellers, Buyer and Agent may agree in writing), Sellers, Agent, and Buyer shall jointly keep (i) a strict count of gross register receipts (or in the case of e-commerce sales, e-commerce records) less applicable Sales Taxes but excluding any prevailing Sale discounts (“Gross Rings”), and (ii) cash reports of sales within such Store or through the e-commerce platform.  Register/e-commerce reports shall show for each item sold the Cost Value and Retail Price for such item and the markdown or discount, if any, specifically granted by the Agent.  All such records and reports shall be made available to Sellers, Agent, and Buyer during regular business hours upon reasonable notice.  Any Merchandise sold using the Gross Rings method shall be included as Merchandise, and all Merchandise sold during the Gross Rings period shall be included in the Inventory Report at its applicable Cost Value (without taking into account any of Agent’s point of sale discounts or point of sale markdowns) plus one and 67/100 percent (1.67%) to account for shrinkage for purposes of determining the Inventory Purchase Price Adjustment and Inventory Value.

(c)           The Inventory Report (and the portion of the Purchase Price to be paid by Buyer for the Inventory) shall not include Inventory that (i) is Excluded Defective Merchandise; (ii) is not transferable to Buyer under applicable Law; (iii) belongs to sublessees, licensees, department lessees, or concessionaires of Sellers; (iv) is leased by the Company as lessor or held by the Company on memo, on consignment, or as bailee; or (v) consists of raw materials, work in process, supplies, or material used or consumed in connection with the Business (collectively, the “Excluded Inventory”).

(d)           The Inventory Report shall include all Merchandise in the Stores, excluding the Excluded Inventory (but including any portion or all of the Excluded Inventory for which Sellers, Agent, and Buyer are able to mutually agree (in each Party’s (or in the case of Agent, Agent’s) sole and absolute discretion) on the Cost Value and Retail Price thereof), and shall be supplemented to include (i) all Distribution Center Merchandise that is received at a Store after the applicable Inventory Date, but on or prior to the Sale Termination Date and (ii) all Returned Merchandise that is returned to a Store after the applicable Inventory Date, but on or prior to the date that is thirty (30) days after the Closing Date.  Additionally, to the extent Sellers, Buyer, and Agent can agree on procedures for counting the GSI Merchandise, such GSI Merchandise shall be counted in accordance with such procedures; otherwise, GSI Merchandise shall be counted exclusively using the Gross Rings method.

(e)           Sellers, Buyer, and Agent estimate that the aggregate Cost Value of the Merchandise to be included in the Sale will be $138,000,000 (the “Estimated Inventory Value”). To the extent that the Inventory Value is greater than the Estimated Inventory Value, but less than the Upper Threshold, the Cash Purchase Price shall be increased by an amount equal to the difference between the Inventory Value and the Estimated Inventory Value. To the extent that the Inventory Value is less than the Estimated Inventory Value, the Cash Purchase Price shall be decreased by an amount equal to the difference between the Inventory Value and the Estimated Inventory Value.

(f)            If the Inventory Value (calculated without taking into account any Returned Merchandise) is greater than $142,000,000 (the “Upper Threshold”), the Purchase Price shall be neither increased nor decreased.

(g)           If the ratio of the aggregate Cost Value of the Merchandise to the aggregate Retail Price of the Merchandise is a percentage greater than the Cost Factor Threshold, the Purchase Price shall be reduced in accordance with Schedule 2.6(g) (the cumulative adjustment of Section 2.6(e) and this Section 2.6(g) and the corresponding effect on the Purchase Price, the “Inventory Purchase Price Adjustment”).

(h)           The Inventory Report prepared by the Inventory Taker shall be prepared in accordance with the usual and customary practices of the industry and shall show, among other things, the aggregate Cost Value and Retail Price determined in the manner provided above.

Section 2.7          Post-Closing Purchase Price Adjustment.

(a)           Determination of Final Purchase Price After Closing.  No later than sixty (60) calendar days after issuance of the Inventory Report, the Sellers shall deliver a draft of the Closing Statement to the Buyer and Agent.

(b)           Examination and Review.

(i)            Examination.  After receipt of the Closing Statement, the Buyer and Agent shall have thirty (30) days (the “Review Period”) to review the Closing Statement.  During the Review Period, the Buyer, Agent and their accountants shall have reasonable access to the books and records of the Sellers, the personnel of, and work papers prepared by, the Sellers or the Sellers’ accountants to the extent that they relate to the Closing Statement and to such historical financial information (to the extent in the Sellers’ possession) relating to the Closing Statement as the Buyer and Agent may reasonably request for the purpose of reviewing the Closing Statement and to prepare a Dispute Notice (as defined below).

(ii)           Objection.  If, on or prior to the last day of the Review Period, the Buyer or Agent disputes any item in the Closing Statement as delivered by the Sellers, the Buyer and Agent may object to the Closing Statement by delivering to the Sellers a written statement setting forth the Buyer’s or Agent’s objections in reasonable detail, indicating each disputed item or amount and what the Buyer or Agent believes to be the correct value of the disputed item or amount and the reasons for the Buyer’s or Agent’s  disagreement therewith (the “Dispute Notice”).  If the Buyer or Agent fails to deliver the Dispute Notice before the expiration of the Review Period, the Closing Statement as delivered by the Sellers shall become final and binding on the Parties.

(iii)          Resolution of Disputes.  If the Parties cannot agree on an item(s) set out in a Dispute Notice within twenty (20) days after the Sellers’ receipt of the Dispute Notice, either Party may, within a subsequent period of ten (10) Business Days, refer the disputed item(s) to an independent accountant mutually agreed between Sellers, Buyer, and Agent other than Sellers’ accountants, the Buyer’s accountants, or Agent’s accountants (“Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the specific items under dispute by the Parties in accordance with the terms and conditions of this Agreement and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Statement.  The Independent Accountant shall only decide the specific items under dispute by the Parties and their decision for each disputed amount must be within the range of values assigned to each such item in the Closing Statement and the Dispute Notice, respectively.  The Independent Accountant shall decide the procedural rules in connection with its hearing of the Parties’ positions on the disputed item and shall ensure that a decision can be reached as quickly as possible.  Each Party shall give the Independent Accountant access to all information which in the reasonable opinion of the Independent Accountant is necessary to decide on the disputed item and shall cause that such information is provided promptly.  The decisions of the Independent Accountant shall be final and binding on the Parties and neither Sellers, Buyer, nor Agent shall seek further recourse through courts or other tribunals other than to enforce decision of the Independent Accountant.

(c)           Purchase Price Adjustment After Closing.  If the Final Purchase Price is (i) greater than the Estimated Purchase Price, the Buyer shall pay to the Sellers the amount of the excess and Buyer and Aéropostale shall promptly deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to promptly release to Sellers the Holdback from the Holdback Account; or (ii) less than the Estimated Purchase Price (the “Buyer Post-Closing Adjustment”), Buyer and Aéropostale shall promptly deliver joint written instructions to the Escrow Agent to promptly release to Buyer from the Holdback Account the amount by which the Final Purchase Price was less than the Estimated Purchase Price (and to Sellers the amount remaining in the Holdback Account, if any, following such release to Buyer), provided that, if the amount in the Holdback Account is insufficient to pay all amounts due Buyer pursuant to this Section 2.7(c)(ii), Sellers shall promptly (but in any event within five (5) Business Days) pay to the Buyer the amount of such shortfall (the adjustments in (i) or (ii), as applicable, the “Post-Closing Adjustment”).

(d)           Payments of Post-Closing Adjustment.  Any payment under this Section 2.7 shall be made within five (5) Business Days after the Final Purchase Price has been determined whether by agreement, by the Independent Accountant or by arbitration, as applicable.  Payment shall be made in immediately available funds by wire transfer to an account designated by the recipient in writing.

(e)           The Parties agree that the Sale Order shall provide that if the Holdback Account has insufficient funds to pay the Buyer the Buyer Post-Closing Adjustment (if any) and the Sellers fail to pay the shortfall in the Buyer Post-Closing Adjustment pursuant to Section 2.7(c)(ii), the Pre-Petition Term Loan Lenders shall, within two (2) Business Days of written demand by Agent, pay to the Agent the amount of such shortfall.

(f)            Adjustments for Tax Purposes. Any payments made pursuant to this Section 2.7 shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

Section 2.8          Assumption/Rejection of Certain Contracts and Leases and Designation Rights

(a)           Schedule 2.8(a) sets forth a list, as of the date hereof, of all executory Contracts and unexpired Leases to which any Seller is a party.

(b)           From and after the date hereof until the Sale Hearing, Buyer may, in its sole discretion, (i) designate a Contract listed on Schedule 2.8(a) for assumption and assignment to Buyer, effective on and as of the Closing (such Contracts, the “Transferred Contracts”), (ii) designate a Lease listed on Schedule 2.8(a) for assumption and assignment to Buyer, effective on and as of the Closing (such Leases, the “Assumed Leases”), provided that Leases for no fewer than 229 Stores shall be assumed and assigned to Buyer pursuant to this Section 2.8(b), or (iii) designate any Contract or Lease listed on Schedule 2.8(a) for rejection.  The Transferred Contracts and Assumed Leases as of the date hereof are set forth on Schedule 2.8(b) hereto, which will be supplemented as additional Leases and Contracts are (y) designated for assumption and assignment or rejection prior to the Sale Hearing as set forth in this Section 2.8(b), provided that additional Contracts or Leases may be designated for assumption and assignment prior to the Sale Hearing only with the written consent of the counterparty to such Contract or Lease, and (z) assumed and assigned or rejected as set forth in Section 2.8(c).

(c)           During the Designation Rights Period, subject to the rights of the Agent under Section 2.8(i), the Buyer may, in its sole discretion, designate any Contract (a “Designated Contract”) or Lease (a “Designated Lease”) listed on Schedule 2.8(a) that has not previously been assumed and assigned or rejected pursuant to Section 2.8(b) for either (x) assumption and assignment to Buyer or a third party designee, or (y) rejection, in each case by providing written notice to Sellers (the “Designation Notice”); provided, however, that Sellers may request that Buyer delay the designation of a Contract for rejection or the effective date of rejection of a Designated Contract, subject to Section 2.8(d); provided further that Buyer shall determine whether any Designated Contract or Designated Lease will be assumed and assigned or rejected and shall provide Sellers with a Designation Notice in respect thereof at least ten (10) days prior to expiration of the applicable Designation Rights Period.  Within three (3) Business Days of Sellers’ receipt of a Designation Notice, Sellers shall provide written notice to the counterparty to such Designated Contract or Designated Lease (such counterparty, the “Designation Counterparty”) of Sellers’ intent to assume and assign or reject such Designated Contract or Designated Lease, which notice shall, with respect to any Designated Contract or Designated Lease to be assumed and assigned, include (i) the proposed Cure Costs associated with such Designated Contract or Designated Lease, (ii) information supplied by Buyer intended to provide such Designation Counterparty with adequate assurance of future performance, and (iii) the deadline to object to the assumption and assignment of such Designated Contract or Designated Lease (the “Objection Deadline”), which shall be no less than ten (10) calendar days from service of such notice.  The assumption and assignment of a Designated Contract or Designated Lease shall be effective without further order of the Bankruptcy Court upon expiration of the applicable Objection Deadline unless the Designation Counterparty timely serves an objection upon the Buyer and Sellers; provided, however, that a Designation Counterparty may only object to the proposed assumption and assignment of a Designated Contract or Designated Lease to the extent such objection relates to adequate assurance of future performance or a cure issue that could not have been raised in an objection to the applicable Cure Notice prior to the Sale Hearing and pertains to matters arising after the Closing.  If the Buyer, Sellers and Designation Counterparty are unable to resolve such objection, Sellers shall schedule the matter for hearing on no less than seven (7) Business Days’ notice.  The rejection of any Designated Contract or Designated Lease shall be effective without further order of the Bankruptcy Court.  Any Contract or Lease that is not assumed and assigned before the expiration of the Designation Rights Period shall be deemed rejected effective as of the date on which the Designation Rights Period expires. For the avoidance of doubt, all Designated Contracts assumed and assigned to Buyer pursuant to this Section 2.8(c) shall be Transferred Contracts, and all Designated Leases assumed and assigned to Buyer pursuant to this Section 2.8(c) shall be Assumed Leases.

(d)           Buyer shall be responsible for any amounts due and payable under the Designated Contracts and Designated Leases after Closing through the effective date of such Designated Contract’s or Designated Lease’s assumption and assignment or rejection in accordance with the Sale Order; provided, however, that if Buyer, at Sellers’ request, delays the designation of a Contract for rejection or the effective date of rejection of a Designated Contract, then Sellers shall be responsible for any amounts due and payable under such Contract from the date on which Buyer would have otherwise designated such Contract for rejection or the date on which such rejection would have been effective, as applicable, through the effective date of such Contract’s rejection; provided, further, that, with respect to all Open Purchase Orders, Agent shall be responsible for all amounts due thereunder as of the Sale Commencement Date (or such lesser amount as Agent or its Representatives may negotiate with the counterparties to such Open Purchase Orders) in accordance with and subject to the terms of the Agency Agreement.

(e)           Sellers shall take all actions reasonably required to assume and assign the Transferred Contracts and Assumed Leases to Buyer (including the payment of Sellers’ Cure Costs, if so required), including taking all actions reasonably necessary to facilitate any negotiations with the counterparties to such Contracts or Leases and, if necessary, to obtain an order of the Bankruptcy Court containing a finding that the proposed assumption and assignment of the Contracts or Leases to Buyer satisfies all applicable requirements of section 365 of the Bankruptcy Code.

(f)            Buyer shall take all actions reasonably required for Sellers to assume and assign the Transferred Contracts and Assumed Leases to Buyer (including the payment of Buyer Cure Costs, if so required), including taking all actions reasonably necessary to facilitate any negotiations with the counterparties to such Contracts or Leases and, if necessary, to obtain an order of the Bankruptcy Court containing a finding that the proposed assumption and assignment of the Contracts or Leases to Buyer satisfies all applicable requirements of section 365 of the Bankruptcy Code.

(g)           Sellers shall promptly pay all Sellers’ Cure Costs (if any), or reserve, if disputed (until fully resolved), in connection with such assumption and assignment.  Buyer shall as promptly as reasonably practicable (but in any event within five (5) Business Days) pay all Buyer Cure Costs (if any) in connection with such assumption and assignment.

(h)           During the Designation Rights Period, Sellers shall not terminate, amend, supplement, modify, waive any rights under, or create any adverse interest with respect to any Contract or Lease, or take any affirmative action not required thereby, without the prior written consent of Buyer (not to be unreasonably withheld or delayed) unless Buyer has provided written notice to Sellers designating such Contract or Lease for rejection pursuant to this Section 2.8.

(i)            Subject to Buyer’s rights in Section 2.8(c) to designate a Contract or Lease to the Buyer itself, Agent shall have the exclusive right to act as Sellers’ and Buyer’s exclusive agent for the purposes of (a) marketing and selling, assigning, transferring, licensing, designating, or otherwise disposing of the Closing Store Leases beginning as of the Sale Commencement Date and continuing through and including the Designation Rights Period and (b) designating the ultimate purchaser, acquirer, assignee, transferee, licensee, or designee (including a lessor of a Closing Store Lease) (collectively the “Agent Designation Rights”); provided, however, that, notwithstanding anything to the contrary contained herein, Agent may not designate any Closing Store Leases for assumption and assignment to any Person (including Buyer), or for rejection, without Buyer’s prior written consent.  Buyer and Sellers shall take such actions as may be reasonably required to effectuate all Agent Designation Rights.  In that regard, during the Designation Rights Period, Buyer and Sellers agree to cooperate with Agent to arrange for the sale or other disposition of the Closing Store Leases (at no cost to Sellers), with such sales or other dispositions on such terms as Agent shall determine in consultation with Buyer.  Without limiting the generality of the foregoing, Buyer and Sellers agree (at no cost to Sellers): (i) to provide Agent with all due diligence materials and information in its possession as Agent shall reasonably request in connection with Sellers’ pre-existing efforts to market and attempt to sell or otherwise dispose of the Closing Store Leases, (ii) cooperate with Agent and Agent’s agents or Representatives and any potential purchasers, acquirers, assignees, transferees, licensees, or designees of any of the Closing Store Leases, and (iii) provide Agent with copies of all offers or bids or expressions of interest in any Closing Store Leases received by Sellers or their Representatives prior to or after the Sale Commencement Date and, thereafter Sellers shall direct all bids or expressions of interest regarding any Closing Store Leases to Agent, including any bids or expressions of interest received by an end user or a landlord or any agent thereof.  It is further agreed that Sellers shall cooperate with any proposed auction or private sales which Agent may, in its reasonable discretion, elect to utilize in order to sell or otherwise dispose of the Closing Store Leases, and Agent shall have the right in its reasonable discretion to remove any Closing Store Leases from a public auction and to have such Closing Store Lease assigned to Agent or to a third party through a private sale in accordance with sections 363 and 365 of the Bankruptcy Code, subject to Bankruptcy Court approval and Buyer’s consent rights as set forth herein.  Buyer shall determine at least ten (10) days prior to expiration of the applicable Designation Rights Period whether Buyer will designate any Closing Store Leases for assumption and assignment to Buyer, and Buyer will as soon as reasonably practicable provide written notice of such determination to Agent; provided, however, that nothing herein shall in any way limit or restrict Buyer’s right to, in its sole discretion, designate any Closing Store Leases for assumption and assignment to Buyer pursuant to Section 2.8(c) at any time during the Designation Rights Period (subject to the time restrictions for determining any such designation and delivering a Designation Notice in respect thereof pursuant to Section 2.8(c)) at no additional cost or expense to Buyer.  All proceeds from the sale, assignment, transfer, license, designation, or other disposition of the Closing Store Leases (the “Store Lease Proceeds”) shall be retained by the Agent for Agent’s sole and exclusive benefit (subject to the terms of the Agency Agreement or other written agreement relating thereto), and the Sellers shall have no right, title, or interest in or to the Store Lease Proceeds.

Section 2.9          Allocation.  Buyer and Sellers agree to allocate the Purchase Price (as finally determined hereunder), the Assumed Liabilities, and all other relevant items among the Acquired Assets in accordance with section 1060 of the IRC and the Treasury Regulations thereunder (the “Allocation Principles”).  No later than forty five (45) days after the date on which the Final Purchase Price is finally determined pursuant to Section 2.7, Buyer shall in good faith prepare and deliver to Sellers an allocation of the Purchase Price and the Assumed Liabilities (and all other relevant items) as of the Closing Date among the Acquired Assets determined in a manner consistent with the Allocation Principles (the “Purchase Price Allocation”) for Sellers’ review and approval (such approval not to be unreasonably withheld, conditioned or delayed). Any reasonable comments provided by Sellers to the Buyer under this Section 2.9 shall be considered by the Buyer in good faith. The Purchase Price Allocation (inclusive of any reasonable comments accepted by the Buyer) shall be conclusive and binding on the parties unless Sellers notify Buyer in writing that Sellers object to one or more items reflected in the Purchase Price Allocation, and specify the reasonable basis for such objection, within thirty (30) days after delivery to Sellers of the Purchase Price Allocation. In the case of such an objection, Sellers and Buyer shall negotiate in good faith to resolve any disputed items. Any resolution by Sellers and Buyer shall be conclusive and binding on the parties once set forth in writing. If Sellers and Buyer are unable to resolve all disputed items within twenty (20) days after the delivery of Sellers’ written objection to Buyer, any such disputed items remaining in dispute shall be resolved by an impartial nationally-recognized firm of independent certified public accountants (the “Accounting Firm”) mutually appointed by Sellers and Buyer. The Accounting Firm shall render a written decision as to the disputed items, which decision shall be conclusive and binding on the parties. All fees and expenses relating to the work, if any, to be performed by the Accounting Firm shall be borne 50% by the Buyer and 50% by the Sellers. Buyer and Sellers agree (and agree to cause their respective subsidiaries and Affiliate) to prepare, execute, and file IRS Form 8594 and all Tax Returns on a basis consistent with the Purchase Price Allocation, as finally determined hereunder. None of the Parties will take any position inconsistent with the Purchase Price Allocation, as finally determined hereunder, on any Tax Return or in any audit or Tax proceeding, unless otherwise required by a final determination by a Governmental Authority. Notwithstanding the foregoing, the Parties recognize that certain allocations may be necessary prior to the above time schedule, such as in the case of any Transfer Tax filings, and agree to reasonably cooperate in determining the appropriate allocation in a timely manner.  Notwithstanding any other provision of this Agreement, the terms and provisions of this Section 2.9 shall survive the Closing without limitation.

Section 2.10        Proration

(a)           On the Closing Date all monthly payments for the month in which the Closing occurs (including base rent, common area maintenance fees, and utility charges) under the Leases transferred at the Closing (the “Prorated Charges”) shall be apportioned and prorated between Sellers and Buyer as of the Sale Commencement Date with (i) Buyer bearing the expense of Buyer’s proportionate share of such Prorated Charges that shall be equal to the product obtained by multiplying (A) a fraction, the numerator being the amount of the Prorated Charges under the applicable Lease and the denominator being the total number of days in the lease month in which the Closing occurs, times (B) the number of days in such lease month following the day that immediately precedes the Sale Commencement Date and paying such amount to Sellers to the extent payment for such Prorated Charges has been made by Sellers prior to the Closing, and (ii) Sellers bearing the remaining portion of such Prorated Charges (and paying the amounts thereof to Buyer to the extent payment for such Prorated Charges has not been previously made by Sellers).  The net amount of all Prorated Charges owed to Buyer and Sellers under this shall be referred to as the “Buyer Proration Amount” if owed to Buyer or the “Seller Proration Amount” if owed to Sellers.  Except as set forth in this Section 2.10 and in Section 6.5, no amounts paid or payable under or in respect of any Acquired Asset or group of Acquired Assets shall be apportioned and prorated between Sellers and Buyer.

(b)           As to all non-monthly real estate related payments, the same shall be apportioned between Sellers and Buyer as of 12:01 a.m. on the Sale Commencement Date.  If any amounts are payable in installments, all installments due through the Closing together with the accrued but unpaid portion of any other installments not yet due as of the Closing shall be prorated based on the periods of time covered by such installments occurring before and after the Closing Date (for the avoidance of doubt, with Buyer being responsible for all amounts for the period beginning as of 12:01 a.m. on the Sale Commencement Date).

(c)           As to real estate taxes and assessments, if the Closing shall occur before a new real estate or personal property tax rate is fixed for the applicable property, the apportionment of such taxes for such property at the Closing shall be upon the basis of the old tax rate for the preceding fiscal year applied to the latest assessed valuation; provided, however, that there will be no re-apportionment or re-computation of such Taxes for any property following the Closing as a result of any error, omission, recalculation or other change in any applicable real estate or personal property tax rate or otherwise.

(d)           If any of the items subject to apportionment under the foregoing provisions cannot be apportioned at the Closing because of the unavailability of the information necessary to compute such apportionment, or if any errors or omissions in computing apportionments at the Closing are discovered subsequent to the Closing, then such item shall be reapportioned and such errors and omissions corrected as soon as practicable after the Closing Date and the proper party reimbursed.

Section 2.11        Removal of Excluded Assets.  As promptly as practicable following the Closing Date (and in any event within ten (10) Business Days), Sellers shall remove at their expense all of the Excluded Assets (other than those set forth in clause (m) of the definition thereof) that are located at the Stores and, if requested by Sellers, Buyer shall arrange transportation of such Excluded Assets to a location designated by Sellers at Sellers’ expense.

ARTICLE III
SELLERS’ REPRESENTATIONS AND WARRANTIES

Sellers represent and warrant to Buyer that the statements contained in this Article III are true and correct as of the date of this Agreement, except as (i) set forth in the disclosure schedule accompanying this Agreement (the “Disclosure Schedule”) or (ii) disclosed in any documents filed by or on behalf of Sellers with the United States Securities and Exchange Commission (the “SEC”) since December 31, 2014 to the date hereof and publicly available prior to the date of this Agreement (excluding any disclosures in any risk factors section, in any section related to forward-looking statements, and any other disclosures that are predictive or forward-looking in nature).

Section 3.1          Organization of Sellers; Good Standing.  Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has, subject to the necessary authority from the Bankruptcy Court, all requisite corporate power and authority to own, lease and operate its assets and to carry on its business as now being conducted, except where the failure to be so organized, existing, or in good standing or have such power and authority would not reasonably be expected to have a Material Adverse Effect.

Section 3.2          Authorization of Transaction.  Subject to the Bankruptcy Court’s entry of the Sale Order, each Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and all other agreements contemplated hereby to which it is a party and to perform its obligations hereunder and thereunder.  The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby to which each Seller is a party have been duly authorized by such Seller.  Upon due execution hereof by each Seller, this Agreement (assuming due authorization and delivery by Buyer) shall constitute, subject to the Bankruptcy Court’s entry of the Sale Order, the valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, moratorium, or other similar laws relating to creditors’ rights and general principles of equity.

Section 3.3          Noncontravention; Government Filings.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Article II), will (a) conflict with or result in a breach of the organizational documents of any Seller, (b) subject to the entry of the Sale Order, violate any law or Decree to which any Seller is subject in respect of the Acquired Assets, or (c) subject to the entry of the Sale Order, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any material Contract or Lease to which any Seller is a party or to which any of the Acquired Assets is subject, except, in the case of either clause (b) or (c), for such conflicts, violations, breaches, defaults, accelerations, rights or failures to give notice as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Other than as required by, or pursuant to, the Bankruptcy Code, the Bidding Procedures Order, or the Sale Order, no Seller is required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement or any Related Agreement, except where the failure to give notice, file or obtain such authorization, consent or approval would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent or materially impair or delay any Seller’s ability to consummate the transactions contemplated hereby or perform its obligations hereunder on a timely basis.

Section 3.4          Title to Assets.  At the Closing, subject to any Permitted Liens, Sellers will have good and valid title to, or the right to use, the tangible Acquired Assets, except to the extent the failure to have such title or right to use would not be expected to be material to the Business or the Acquired Assets. Pursuant to the Sale Order, Sellers will convey such title to or rights to use, all of the tangible Acquired Assets, free and clear of all Liens (other than Permitted Liens).

Section 3.5          Transferred Contracts

(a)           True and complete copies of all Contracts and Leases set forth on Schedule 2.8(a) have been (i) publicly filed with the SEC and are publicly available as of the date hereof, or (ii) made available to Buyer in the data room prepared by Sellers.

(b)          The Sellers have not received any written notice of any default, notice of termination or intent to terminate, or notice regarding payment delinquency, and there has not been an event that with notice or lapse of time or both would constitute a default by Sellers under any Transferred Contract or Assumed Lease set forth on Schedule 2.8(b), except for defaults that would not be reasonably likely to be material to the Business.

Section 3.6          Real Property.  Section 3.6 of the Disclosure Schedule sets forth the location of each Store, each of which is leased to a Seller by a third party, and a list of all Leases.  Sellers have made available to Buyer a true and complete copy of each Lease to the extent in their possession.  With respect to each Lease, (a) assuming due authorization and delivery by the other party thereto, such Lease constitutes the valid and legally binding obligation of the Seller party thereto and, to Sellers’ Knowledge, the counterparty thereto, enforceable against such Seller and, to Sellers’ Knowledge, the counterparty thereto in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity, and (b) neither such Seller nor, to Sellers’ Knowledge, the counterparty thereto is in breach or default under such Lease, except (i) for those defaults that will be cured in accordance with the Sale Order or waived in accordance with section 365 of the Bankruptcy Code (or that need not be cured under the Bankruptcy Code to permit the assumption and assignment of the Leases) or (ii) to the extent such breach or default would not reasonably be expected to have a Material Adverse Effect.

Section 3.7          Litigation; Decrees.  Except as set forth in Section 3.7 of the Disclosure Schedule and other than the Bankruptcy Case, there is no Litigation pending that (a) would reasonably be expected to be material to the Acquired Assets or (b) challenges the validity or enforceability of this Agreement or seeks to enjoin or prohibit consummation of the transactions contemplated hereby.  Other than the Bankruptcy Case, no Seller is subject to any outstanding Decree that would (a) reasonably be expected to be material to the Business or the Acquired Assets or (b) prevent or materially delay such Seller’s ability to consummate the transactions contemplated hereby or perform in any material respect its obligations hereunder.

Section 3.8          Labor Relations.  Except as set forth in Section 3.8 of the Disclosure Schedule, no Seller is a party to or bound by any collective bargaining agreement.  To the Knowledge of the Sellers, no union or other labor organization; (i) is currently attempting to organize any employees of the Company for the purpose of representation; or (ii) has demanded recognition or filed any petition seeking certification.

(a)           There has been no “mass layoff” or “plant closing” as defined by WARN and similar state and local law), or “mass termination” or similar event with respect to the Company within the five year period prior to Closing.

(b)           The Company (x) is in compliance with all applicable Laws regarding labor, employment and employment practices, including but not limited to all Laws relating to terms and conditions of employment, wages and hours, discrimination, immigration, workplace safety and health, “mass layoffs” and “plant closings” (as those terms are defined in the WARN Act and similar state and local laws), classification of independent contractors, and workers’ compensation; (y) has no grievance or arbitration proceeding, or unfair labor practice charge or complaint, pending or, to the Knowledge of the Sellers, threatened against it that arises out of or under any Seller’s collective bargaining agreements or relates to any employee of the Company; and (z) is not currently experiencing, and has received no current threat of, any strike, slowdown, work stoppage, picketing or lockout, and no such event has occurring within the past two (2) years.

(c)           Section 3.8(c) of the Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of all employees of the Company and identifies the job title, work location, date of hire, exempt or non-exempt status, employment status (whether active or on leave of absence), part-time or full-time, annual base salary or regular hourly wage rate, and bonus or commission entitlement for each such employee, as well as whether such employee is on leave and the date of such leave.

(d)           There is no charge or complaint of discrimination or retaliation, lawsuit, governmental investigation or audit, or other similar proceeding pending or, to the Knowledge of the Sellers, threatened against the Company by, on behalf of or relating to any employee(s) of the Company.

(e)           Within two (2) Business Days following the date hereof, the Company shall provide Buyer with a true, correct and complete list of all employees of the Company who have experienced an employment loss within the meaning of WARN or any similar state, local or foreign law since January 1, 2016, along with each such employee’s work location and date of hire (the “WARN List”), and the Company shall provide an updated WARN List to the Buyer on the Closing Date.

Section 3.9          Brokers’ Fees.  Other than the fees and expenses payable to Stifel Financial Corp. and, to the extent applicable, to Hilco Streambank in connection with the transactions contemplated hereby, which shall be borne by Sellers, no Seller has entered into any Contract to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated hereby for which Buyer could become liable or obligated to pay.

Section 3.10          Taxes

(a)           Except for matters that would not be reasonably expected to result in a Material Adverse Effect, (i) Sellers have timely filed all Tax Returns required to be filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed (taking into account any extension of time to file granted or to be obtained on behalf of Sellers); and (ii) all Taxes shown as due on such Tax Returns have been paid (other than any Taxes not due as of the date of the filing of the Bankruptcy Cases as to which subsequent payment was prohibited by reason of the Bankruptcy Cases).

(b)           Sellers are not foreign persons within the meaning of section 1445 of the IRC.

Section 3.11        Tangible Personal Property.  Section 3.11 of the Disclosure Schedule sets forth all Contracts on Schedule 2.8(a) that constitute leases of personal property (“Personal Property Leases”) involving annual payments in excess of $50,000 relating to personal property used by Sellers in the Business.  To the Knowledge of Sellers, Sellers have not received any written notice of any default or event that with notice or lapse of time or both would constitute a default by Sellers under any of the Personal Property Leases.

Section 3.12        Employee Benefits

(a)           Section 3.12(a) of the Disclosure Schedule lists all “employee benefit plans,” as defined in section 3(3) of ERISA, including any multiemployer plans as defined in section 3(37) of ERISA, and all other material employee benefit plans or arrangements (other than governmental plans and statutorily required benefit arrangements), including bonus or incentive plans, deferred compensation arrangements, severance pay, sick leave, vacation pay, disability, medical insurance and life insurance maintained or contributed to by Sellers and their Subsidiaries with respect to Covered Employees (the “Company Benefit Plans”).

(b)           The Company has delivered  or made available to Buyer, true, correct and complete copies of the following documents, with respect to each Company Benefit Plan: (i) each Company Benefit Plan (and all amendments thereto), and in the case of an unwritten Company Benefit Plan, a written description thereof, and any trust agreement, investment management contract, custodial agreement or insurance contract relating to such plan, (ii) the most recent summary plan description and all summaries of material modifications thereto, and (iii) the most recently filed annual reports on Form 5500 and all Schedules thereto.

(c)           Each of the Company Benefit Plans sponsored by Sellers and its Subsidiaries that is intended to qualify under section 401 of the IRC has been determined by the IRS to be so qualified, and, except as disclosed on Section 3.12(c) of the Disclosure Schedule, to the Knowledge of Sellers, nothing has occurred with respect to the operation of any such plan which could reasonably be expected to result in the revocation of such favorable determination.

(d)           Each of the Company Benefit Plans has been maintained, in all material respects, in accordance with its terms and all provisions of applicable Law.

(e)           No Company Benefit Plan is a “multiemployer plan” (as defined in section 3(37) of ERISA) (“Multiemployer Plan”) or other pension plan that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code and neither the Company nor any of its ERISA Affiliates has sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code at any time within the previous six years.  Neither the Company nor any of its ERISA Affiliates has any liability (contingent or otherwise) relating to the withdrawal or partial withdrawal from a Multiemployer Plan.

(f)            No Company Benefit Plan provides benefits, including death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by law or (ii) death or retirement benefits under a Company Benefit Plan qualified under Section 401(a) of the Code and neither the Company nor any of its ERISA Affiliates has made a written or oral representation promising the same.

(g)           With respect to each Company Benefit Plan providing termination or retirement benefits that is subject to the laws of a jurisdiction outside of the United States, or covering any Person residing or primarily working outside the United States, (i) each such Company Benefit Plan complies in all material respects with all applicable Laws; (ii) the fair market value of the assets of each such Company Benefit Plan and the liability of each insurer for any such Company Benefit Plan funded through insurance or the book reserve established for any such Company Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the projected benefit obligations with respect to all current and former participants (and their beneficiaries) in such Company Benefit Plan according to the reasonable actuarial assumptions and valuations most recently used to determine employer contributions to such Company Benefit Plan; and (iii) each such Company Benefit Plan that is required to be registered with a Governmental Authority is so registered.

Section 3.13        Intellectual Property

(a)           Section 3.13(a) of the Disclosure Schedule sets forth a complete and correct list of all (i) patents and patent applications, (ii) registered trademarks and trademark applications, (iii) material unregistered trademarks and social media accounts, (iv) registered copyrights, (v) internet domain names, and (vi) material software, in each case (i) – (vi) included in the Owned Intellectual Property, and specifying as to each such item, as applicable, the owner(s) of record (and, in the case of domain names, the registrar), jurisdiction of application or registration, the application or registration number, and the date of application or registration.

(b)           Except for Owned Intellectual Property set forth in Sections 3.13(a)(iii) and (vi) of the Disclosure Schedule, each other item required to be identified in Section 3.13(a) of the Disclosure Schedule: (i) is registered or recorded in the name of Company, is in full force, has been duly applied for and registered in accordance with applicable Law; (ii) has no filings, payments or similar actions that must be taken by Company within 120 days following the Closing Date for the purposes of obtaining, maintaining, perfecting or renewing such registration of Intellectual Property; (iii) has no unsatisfied past or outstanding maintenance or renewal obligation; and (iv) has not been and is not involved in any opposition, cancellation, interference, reissue, reexamination or other similar proceeding.

(c)           Company is the sole and unrestricted legal and beneficial owner of all Owned Intellectual Property, and no Owned Intellectual Property will at Closing be subject to any Liens, adverse claims, any requirement of any past (if outstanding), present or future royalty payments, or otherwise encumbered or restricted by any rights of any third party other than Permitted Liens.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated thereby will not result in the loss, forfeiture, termination, license, or impairment of, or give rise to any obligation to transfer or to create, change or abolish, or limit, terminate, or consent to the continued use of any material Intellectual Property owned or used by the Company in the Business as currently conducted.

(d)           The Owned Intellectual Property is valid and enforceable.  The Owned Intellectual Property and Intellectual Property licensed to Company under the Intellectual Property Licenses listed in Section 3.13(d) of the Disclosure Schedule, constitute all of the Intellectual Property used in and necessary to conduct and operate the Business as currently conducted (other than off-the-shelf software for which Company pays less than $30,000 in licensing or other fees per software title per annum).

(e)           No Owned Intellectual Property is or has been the subject of, any lawsuit, or other judicial, administrative or arbitral proceeding (“Proceeding”) or any judicial, administrative or arbitral order, judgment, award, order, decree, injunction, settlement or stipulation that bars or limits the use of such rights (excluding oppositions, rejections, orders or rulings issues in the context of the application for registration of the Owned Intellectual Property).  Company is not and has not been party to any Proceeding relating to its use of Intellectual Property, including any Proceeding involving any claim that Company infringed, misappropriated, diluted or otherwise violated the rights of any third party.  No software included in the Owned Intellectual Property and tangible embodiments thereof have been placed in escrow.  Except for the Permitted Liens, the license agreements listed in Section 3.13(d) of the Disclosure Schedule and non-exclusive licenses granted by Company (expressly or implicitly) in the ordinary course of business in connection with the sale, lease or transfer of finished products or services to customers, Company has not granted any options with respect to, or has otherwise encumbered or placed limitations on any Owned Intellectual Property or Company’s use thereof.

(f)            Since August 30, 2015: (i) Company has not received any written communication alleging that any Owned Intellectual Property or Intellectual Property Licenses are invalid or unenforceable, or challenging any Company’s ownership of or right to use any such rights; (ii) Company has not received any written cease and desist, written invitation to license or other written communication alleging that Company requires any license with respect to, or is infringing, misappropriating, diluting or otherwise violating the Intellectual Property Licenses of any third party; and (iii) Company has not sent any written communication to or asserted or threatened in writing any action or claim against any Person involving or relating to any Owned Intellectual Property.

(g)           The products and services of Company as offered currently (including, the use thereof), and the operation of Company’s Business as currently conducted, do not infringe, misappropriate, dilute or otherwise violate the rights of any third party.  To the Knowledge of the Sellers, no third party has or is infringing on, misappropriating or otherwise violating any Owned Intellectual Property.

(h)           Company has secured from all inventors, authors and other persons who contributed in the development of any material Owned Intellectual Property (each, an “Inventor”) (including Company’s employees, consultants or contractors), sole ownership of all of each Inventor’s right, title and interest in such Owned Intellectual Property.  Without limiting the foregoing, Company has secured from each Inventor a written and enforceable agreement providing for the non-disclosure by such Person of confidential information and assigning to Company all rights to such Person’s contribution to the Owned Intellectual Property, which agreement includes a present tense assignment of future inventions and a waiver of all non-assignable rights.

(i)            Company has taken commercially reasonable and appropriate steps to protect, maintain and preserve the confidentiality of any trade secrets included in the Owned Intellectual Property.  Any disclosure by Company of such trade secrets to any third party has been pursuant to the terms of a written agreement with such Person.

(j)            No Owned Intellectual Property was developed, in whole or in part (i) pursuant to or in connection with the development of Intellectual Property for any standards-setting bodies, industry groups, or other similar standards organizations, (ii) under contract with or using the resources of any Governmental Authority, academic institution or other entity that would subject any Owned Intellectual Property to the rights of any Governmental Authority, academic institution or other entity, (iii) under any grants or other funding arrangements with third parties, or (iv) using any software, software development toolkits, databases, libraries, scripts, or other, similar modules of software that are subject to “open source” or similar license terms in a manner that subjects the software included in Intellectual Property Licenses to any copyleft license or that requires or purports to require Company to grant any license with respect to Owned Intellectual Property.

(k)           All material software owned, licensed, used, or otherwise held for use in the Business is in good working order and condition and is sufficient in all material respects for the purposes for which it is currently used in the Business. Company has not experienced any material defects in design, workmanship or material in connection with the use of such software that have not been corrected.  To the Knowledge of the Sellers, no such software contains any computer code or any other procedures, routines or mechanisms which may: (i) disrupt, disable, harm or impair in any material way such software’s operation, (ii) cause such software to damage or corrupt any data, storage media, programs, equipment or communications of Company or its clients, or otherwise interfere with Company’s operations as currently conducted, or (iii) permit any third party to access any such software to cause disruption, disablement, harm, impairment, damage erasure or corruption (sometimes referred to as “traps”, “viruses”, “access codes”, “back doors” “Trojan horses,” “time bombs,” “worms,” or “drop dead devices”).

Section 3.14        Compliance with Laws; Permits

(a)           Sellers are in compliance with all Laws applicable to the Business, except where the failure to be in compliance would not be reasonably expected to result in a Material Adverse Effect.  Sellers have not received any written notice of or been charged with the violation of any Laws, except where such violation would not be reasonably expected to result in a Material Adverse Effect.

(b)           Sellers have all Permits which are required for the operation of the Business as presently conducted.  Sellers are not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit to which they are parties, except where such default or violation would not be reasonably expected to be material to the Business.

Section 3.15       Environmental Matters.  The representations and warranties contained in this Section 3.15 are the sole and exclusive representations and warranties of the Sellers and their Subsidiaries with respect to environmental matters, including matters relating to Environmental Laws.  Except as would not be reasonably likely to result in a Material Adverse Effect:

(a)           the operations of the Sellers and their Subsidiaries are in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Permits issued pursuant to Environmental Laws necessary to operate the Business;

(b)           neither the Sellers nor any of their Subsidiaries is the subject of any outstanding Litigation with any Governmental Authority with respect to Environmental Laws;

(c)           neither the Sellers nor any of their Subsidiaries is the subject of any pending, or to the Knowledge of the Sellers, threatened Litigation alleging that the Sellers or any of their Subsidiaries may (i) be in violation of any Environmental Law, or any Permit issued pursuant to Environmental Law, or (ii) have any liability under any Environmental Law; and

(d)           to the Knowledge of the Sellers, there are no pending or threatened investigations of the Sellers or their Subsidiaries, or currently or previously owned, operated or leased property of the Sellers or their Subsidiaries, which would reasonably be expected to result in the Sellers or their Subsidiaries incurring liability pursuant to any Environmental Law.

Section 3.16        Related Party Transactions.  Except as set forth on Section 3.16 of the Disclosure Schedule and other than the Company Benefit Plans, no officer, director or executive committee member of any Seller or any member of their immediate family or any Affiliate of the Company or such Seller (a) is a party to any Contract or Lease set forth on Schedule 2.8(b) of the Disclosure Schedule or has any material business arrangement with, or has any material financial obligations to or is owed any financial obligations from, the Company or any actual competitor, vendor or licensor of the Company (each such Contract, Lease or business arrangement, an “Affiliate Agreement”), (b) to the Knowledge of the Sellers, none of the foregoing Persons have any cause of action or other claim whatsoever against or related to the Business or the Acquired Assets, and (c) to the knowledge of Sellers, the Company does not have any direct or indirect business arrangement with or financial obligation to the foregoing Persons.

Section 3.17        Disclaimer of Other Representations and Warranties.  Except for the representations and warranties contained in this Article III (as modified by the Disclosure Schedule) or expressly contained in any Related Agreement, no Seller nor any other Person makes, or shall be deemed to have made, any representation or warranty, express or implied, including as to the accuracy or completeness of any information regarding any of the Sellers, any Acquired Assets, any Assumed Liabilities or any other matter.  Notwithstanding anything herein to the contrary, but without limitation of any representation or warranty expressly contained in this Article III or any Related Agreement, NO SELLER MAKES ANY OTHER (AND HEREBY DISCLAIMS EACH OTHER) REPRESENTATION, WARRANTY, OR GUARANTY WITH RESPECT TO THE VALUE, CONDITION, OR USE OF THE ACQUIRED ASSETS, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.  Except as expressly set forth in this Agreement, Sellers disclaim all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Buyer or its Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Buyer by any director, officer, employee, agent, consultant, or Representative of Sellers or any of their Affiliates).

Section 3.18        Financial Statements

(a)           True, correct and complete copies of (a) the audited consolidated balance sheets and statements of operations and comprehensive income, stockholders’ equity and cash flow of the Company as of and for the years ended January 30, 2016 and January 31, 2015, together with the auditor’s reports thereon (the “Audited Financial Statements”) and (b) an unaudited consolidated balance sheets and statements of operations and comprehensive loss, cash flow and stockholders’ equity of the Company as of and for the three-month period ended April 30, 2016 (such date being the “Interim Balance Sheet Date”) (the “Interim Financial Statements” and, together with Audited Financial Statements, the “Financial Statements”) have been publicly filed with the SEC.  The Financial Statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company as of the dates and for the periods indicated in such Financial Statements, have been prepared in accordance with the books of account and other financial records of the Company and have been prepared in conformity with GAAP (except, in the case of the Interim Financial Statements, for the absence of footnotes and other presentation items and for normal year-end adjustments that are not material individually or in the aggregate).

Section 3.19        Inventory.  The Inventory as a whole is of a quantity and quality historically useable or saleable in the conduct of the Business.  All Inventory other than Excluded Inventory is free from defects in materials and workmanship (normal wear and tear excepted), except as would not be material to the Business.

Section 3.20        File.  The Sellers have maintained their pricing files (including the File) in the Ordinary Course of Business. All pricing files and records are accurate in all material respects as to the actual cost to the Sellers for purchasing the goods referred to therein and as to the selling price to the public for such goods without consideration of any point of sale discounts.

Section 3.21        Royalties.  Section 3.21 of the Disclosure Schedule sets forth a summary, true and correct in all material respects, without duplication, of all royalty payments generated by the licensee under the Business’s international license and distribution agreements for each month in the calendar years ended December 31, 2014 and 2015 and for each month in the seven-month period ended July 31, 2016.

ARTICLE IV
BUYER'S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to each Seller that the statements contained in this Article IV are true and correct as of the date of this Agreement.

Section 4.1          Organization of Buyer; Good Standing.  Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate or similar power and authority to own, lease, and operate its assets and to carry on its business as now being conducted.

Section 4.2          Authorization of Transaction.  Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and all other agreements contemplated hereby to which it is a party and to perform its obligations hereunder and thereunder.  The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby to which Buyer is a party have been duly authorized by Buyer.  This Agreement (assuming due authorization and delivery by Sellers) constitutes the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, moratorium, or other similar laws relating to creditors’ rights and general principles of equity.

Section 4.3          Noncontravention.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Article II) will (a) conflict with or result in a breach of the certificate of incorporation or bylaws, or other organizational documents, of Buyer, (b) violate any law or Decree to which Buyer is, or its assets or properties are, subject or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any Contract or Lease to which Buyer is a party or by which it is bound, except, in the case of either clause (b) or (c), for such conflicts, breaches, defaults, accelerations, rights or failures to give notice as would not, individually or in the aggregate, have a material adverse effect on Buyer.  Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement or any Related Agreement, except where the failure to give notice, file or obtain such authorization, consent or approval would not, individually or in the aggregate, prevent or materially impair or delay Buyer’s ability to consummate the transactions contemplated hereby or perform its obligations hereunder on a timely basis.

Section 4.4          Litigation; Decrees.  There is no Litigation pending or, to the Buyer’s knowledge, threatened in writing that challenges the validity or enforceability of this Agreement or seeks to enjoin or prohibit consummation of the transactions contemplated hereby.  Neither Buyer nor any of its Subsidiaries is subject to any outstanding Decree that would prevent or materially impair or delay Buyer’s ability to consummate the transactions contemplated hereby or perform its obligations hereunder on a timely basis.

Section 4.5          Brokers’ Fees.  Buyer has not entered into any Contract to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Sellers or any of their Affiliates could become liable or obligated to pay.

Section 4.6          Sufficient Funds; Adequate Assurances.  Upon the Closing, Buyer will have, immediately available funds sufficient for the satisfaction of all of Buyer’s obligations under this Agreement, including the payment of the Purchase Price and all fees, expenses of, and other amounts required to be paid by, Buyer in connection with the transactions contemplated hereby. As of the Closing, Buyer shall be capable of satisfying the conditions contained in sections 365(b)(1)(C) and 365(f) of the Bankruptcy Code with respect to the Transferred Contracts and Assumed Leases and the related Assumed Liabilities.

ARTICLE V
PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing (except as otherwise expressly stated to apply to a different period):

Section 5.1          Efforts; Cooperation.  Upon the terms and subject to the conditions set forth in this Agreement (including Section 5.4(a)), each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper, or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, except as otherwise specifically provided in Section 5.4.  Without limiting the generality of the foregoing, (i) each Seller shall use its commercially reasonable efforts to cause the conditions set forth in Section 7.1 that are within its control or influence to be satisfied or fulfilled, and (ii) Buyer shall use its commercially reasonable efforts to cause the conditions set forth in Section 7.2 that are within its control or influence to be satisfied or fulfilled.

Section 5.2          Conduct of the Business Pending the Closing

 (a)          During the period prior to the Closing, Sellers shall use commercially reasonable efforts, except as otherwise required, authorized or restricted pursuant to the Bankruptcy Code or an Order of the Bankruptcy Court, to operate the Business in the Ordinary Course of Business (among other things, Sellers will not incur unreasonable liabilities, including, inappropriate increases in Inventory). Sellers shall use commercially reasonable efforts to (A) except as related to or the result of the filing or pendency of the Bankruptcy Cases, preserve intact their business organizations, (B) maintain the Business and the Acquired Assets (normal wear and tear excepted), (C) keep available the services of its officers and Covered Employees, (D) except as related to or the result of the filing or pendency of the Bankruptcy Cases, maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, consultants, vendors and others having business relationships with Sellers in connection with the operation of the Business (other than payment of pre-petition claims), (E) pay all of its undisputed post-petition obligations in the Ordinary Course of Business, and (F) continue to operate the Business and Acquired Assets in all material respects in compliance with all Laws applicable to the Business and Sellers consistent with past practice. Without limiting the generality of the foregoing, and except (i) as otherwise expressly provided in or contemplated by this Agreement, or (ii) required, authorized or restricted pursuant to the Bankruptcy Code or an Order of the Bankruptcy Court, on or prior to the Closing Date, Sellers may not, without the prior written consent of Buyer, take any of the following actions with respect to the Business or the Acquired Assets.

(b)           Except (i) as set forth on Section 5.2(b) of the Disclosure Schedule, (ii) as required by applicable Law or by order of the Bankruptcy Court, (iii) as otherwise contemplated by this Agreement or (iv) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), no Seller shall, solely as it relates to the Business:

(i)          other than in the Ordinary Course of Business or as required by any applicable collective bargaining agreement or Law, (A) materially increase the annual level of compensation of any Covered Employee or (B) materially increase the coverage or benefits available under any (or create any new) Employee Benefit Plan;

(ii)         subject any of the Acquired Assets to any Lien, except for Permitted Liens and any Lien securing any debtor in possession loan facility or granted in an order authorizing use of cash collateral;

(iii)        not terminate, permit to expire, amend or fail to renew, obtain or preserve any material Permit;

(iv)        make any material loans or material advances;

(v)        enter into any Contract that limits or restricts the conduct or operations of the business of the Company;

(vi)        incur, create, assume, guarantee or become liable for any indebtedness;

(vii)      use “liquidation” sales or use “brand sale”, “going out of business”, “out of business”, “going out of business sale”, “we quit”, “quitting business”, “everything must go”, “liquidation/liquidating” or similar language with respect to the Business, except as being used as of the date hereof;

(viii)     except as previously disclosed to or known by Buyer, materially modify, amend, supplement or terminate any Contract or Lease set forth on Schedule 2.8(a);

(ix)        fail to maintain in full force and effect any filings necessary to maintain the Owned Intellectual Property, other than in the Ordinary Course of Business;

(x)         write up, write down or write off the book value of any assets other than in the Ordinary Course of Business;

(xi)        engage any new employee other than in the Ordinary Course of Business; provided, however, that Sellers shall not engage any new employee whose annual base salary would exceed $90,000;

(xii)       reject any Contracts or Leases other than as set forth on Section 5.2(b)(xii) of the Disclosure Schedule;

(xiii)      other than through Sellers’ e-commerce platform until such time as Sellers, using commercially reasonable efforts, may be able to discontinue the issuance thereof and for issuances through third-party vendors, issue any gift cards or gift certificates;

(xiv)      seek to accelerate the receipt of any royalty payments or licensing receivables generated by the Business, by way of discount or otherwise;

(xv)       terminate any Covered Employee unless such termination is for “cause”; or

(xvi)      agree to do anything prohibited by this Section 5.2.

Section 5.3          Bankruptcy Court Matters

(a)           Competing Transaction.  This Agreement is subject to approval by the Bankruptcy Court and the consideration by Sellers of higher or better competing bids (whether through cash, assumed liabilities or credit bid) in respect of all or any part of the Acquired Assets (whether in combination with other assets of the Sellers or their Affiliates or otherwise) (each a “Competing Bid”).  From the date hereof (and any prior time) and until the transactions contemplated hereby are consummated, Sellers are permitted to and to cause their Representatives and Affiliates to, initiate contact with, solicit or encourage submission of any inquiries, proposals or offers by, any Person (in addition to Buyer and its Affiliates and Representatives) in connection with any sale or other disposition of the Acquired Assets.  In addition, Sellers shall have the authority to respond to any inquiries or offers to purchase all or any part of the Acquired Assets (whether in combination with other assets of the Sellers or their Affiliates or otherwise) and perform any and all other acts related thereto which are required under the Bankruptcy Code, the Bidding Procedures Order or other applicable Law, including supplying information relating to the Business and the assets of Sellers to prospective purchasers.

(b)           Bankruptcy Court Filings.

(i)          Sale Order.  Sellers shall seek entry of the Sale Order and any other necessary orders to close the sale by the Bankruptcy Court as soon as reasonably practicable following the execution of this Agreement.  Buyer and Sellers understand and agree that the transaction is subject to approval by the Bankruptcy Court.  Buyer agrees that it will promptly take such actions as are reasonably requested by Sellers to assist in obtaining entry of the Sale Order, including a finding of adequate assurance of future performance by Buyer, including by furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Buyer under this Agreement and demonstrating that Buyer is a “good faith” purchaser under section 363(m) of the Bankruptcy Code.  In the event the entry of the Sale Order shall be appealed, Sellers shall use commercially reasonable efforts to defend such appeal.

(ii)         Sellers shall file such motions or pleadings as may be appropriate or necessary to assume and assign the Transferred Contracts and Assumed Leases and to determine the amount of the Cure Costs; provided, that nothing herein shall preclude Sellers from filing such motions to reject any Contracts or Leases that are not Transferred Contracts or Assumed Leases.

Section 5.4          Notices and Consents.  Prior to the Closing and as necessary following the Closing:

(a)           Sellers will give, or will cause to be given, any notices to third parties, and each of the Parties will use its commercially reasonable efforts to obtain any third party consents or sublicenses, in connection with the matters referred to in Section 5.4(a) of the Disclosure Schedule or as are otherwise necessary and appropriate to consummate the transactions contemplated hereby; provided, however, that (i) Sellers shall control all correspondence and negotiations with third parties regarding any such matters, (ii) neither Aéropostale nor any Subsidiary of Aéropostale shall be required to pay any consideration therefor or incur any expenses in connection therewith, (iii) Sellers shall not be obligated to initiate any Litigation or legal proceedings to obtain such consent or approval, and (iv) Buyer shall pay any reasonable costs, or bear any reasonable effects as a result of amendments or modifications to any Transferred Contract, in either case as is necessary to obtain such consent or sublicense, and if Buyer refuses to pay such costs, such Acquired Asset shall be excluded from the transactions hereunder and there shall be no adjustment to the Purchase Price on account of such exclusion and Buyer will indemnify Sellers for any Damages as a result thereof, including any Damages from any inability of any Seller (including any Subsidiary of any Seller) to perform under a Contract that otherwise would be a Transferred Contract as a result of the other transactions contemplated hereby.

(b)           Each of the Parties will give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals of Governmental Authorities necessary and appropriate to consummate the transactions contemplated hereby.

Section 5.5          Notice of Developments.  Each Seller and Buyer will give prompt written notice to the other Parties of (a) the existence of any fact or circumstance, or the occurrence of any event, of which it has Knowledge that would reasonably be likely to cause a condition to a Party’s obligations to consummate the transactions contemplated hereby set forth in Article VII not to be satisfied as of a reasonably foreseeable Closing Date, or (b) the receipt of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; provided, however, that the delivery of any such notice pursuant to this Section 5.5 shall not be deemed to amend or supplement this Agreement and the failure to deliver any such notice shall not constitute a waiver of any right or condition to the consummation of the transactions contemplated hereby by any Party.

Section 5.6          Access.  Upon the reasonable request of Buyer, Sellers will permit Buyer and its Representatives to have, upon reasonable advance written notice, access to all premises, properties, books and records and Transferred Contracts and Assumed Leases included in the Acquired Assets during normal business hours, and in a manner so as not to interfere unreasonably with the normal business operations of any Seller; provided, however, that, for avoidance of doubt, the foregoing shall not require any Person to waive, or take any action with the effect of waiving, its attorney-client privilege with respect thereto.  Buyer shall upon reasonable notice to, and with the prior written consent of, Sellers be permitted to contact vendors, suppliers, licensors and licensees. Sellers shall be entitled to be present at any such meetings.

Section 5.7          Bulk Transfer Laws.  Buyer acknowledges that Sellers will not comply with the provisions of any bulk transfer laws or similar laws of any jurisdiction in connection with the transactions contemplated by this Agreement, including the United Nations Convention on the Sale of Goods, and hereby waives all claims related to the non-compliance therewith.

ARTICLE VI
OTHER COVENANTS

The Parties agree as follows with respect to the period from and after the Closing:

Section 6.1          Further Assurances

(a)           In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will, at the requesting Party’s sole cost and expense, take such further action (including the execution and delivery of such other reasonable instruments of sale, transfer, conveyance, assignment, assumption and confirmation, providing materials and information) as the other Party may reasonably request which actions shall be reasonably necessary to transfer, convey or assign to Buyer all of the Acquired Assets or to confirm Buyer’s assumption of the Assumed Liabilities.

(b)           If, following the Closing, Buyer or any Seller becomes aware that Buyer or any of its Affiliates owns any asset or rights which is an Excluded Asset, such Party shall promptly inform the other party of that fact.  Thereafter, at the request of any Seller, Buyer shall execute, or cause the relevant Affiliate(s) of Buyer to execute, such documents as may be reasonably necessary to cause the transfer of and Buyer shall thereafter transfer any such asset or right to Seller or such other entities nominated by such Seller for no consideration and such Seller shall do all such things as are reasonably necessary to facilitate such transfer.  If, following the Closing, Buyer receives any payments in respect of an Excluded Asset, Buyer shall promptly remit such payments to the applicable Seller or other entity nominated by such Seller.

(c)           If, following Closing, Buyer or any Seller becomes aware that a Seller or any of its Affiliates owns any asset or rights which is an Acquired Asset, such Party shall promptly inform the other Party of that fact.  Thereafter, at the request of Buyer, the applicable Seller shall execute or cause the relevant Affiliate(s) of such Seller to execute such documents as may be reasonably necessary to cause the transfer of and such Seller shall thereafter transfer any such asset or right to Buyer or any other entities nominated by Buyer for no consideration and Buyer shall do all such things as are reasonably necessary to facilitate such transfer.  If, following the Closing, a Seller or its Affiliates receive any payments in respect of the Acquired Assets, such Seller shall promptly remit such payments to Buyer or other entity nominated by Buyer.

(d)           With respect to any Acquired Asset (and any asset which is not an Acquired Asset solely as a result of a restriction on transfer or assignment) for which consent or approval is required for transfer or assignment but is not obtained prior to the Closing, from and after the Closing through December 31, 2016, Sellers shall reasonably cooperate, at Buyer’s sole cost and expense, with Buyer in any reasonable arrangement that Buyer may request to provide Buyer with all of the benefits of, or under, the applicable Acquired Assets (or assets that are not Acquired Assets solely as a result of a restriction on transfer or assignment) including taking actions reasonably required to enforce (for the avoidance of doubt, at no cost to Sellers), for the benefit of Buyer, any and all rights of Sellers against any party to the applicable Acquired Asset.

Section 6.2          Access; Enforcement; Record Retention  From and after the Closing, upon request by any Party (the “Requesting Party”), the other Parties will permit such Requesting Party and its Representatives to have reasonable access during normal business hours, and in a manner so as not to interfere unreasonably with the normal business operations of such Party, to all premises, properties, personnel, books and records, and Contracts or Leases of such Party for the purposes of (a) preparing Tax Returns, (b) monitoring or enforcing rights or obligations under this Agreement or any of the Related Agreements, or (c) complying with the requirements of any Governmental Authority; provided, however, that, for avoidance of doubt, the foregoing shall not require a Party to take any such action if (i) such action may result in a waiver or breach of any attorney/client privilege, (ii) such action could reasonably be expected to result in violation of applicable law, or (iii) providing such access or information would be reasonably expected to be disruptive to its normal business operations.  Buyer agrees to maintain the files or records which are contemplated by the first sentence of this Section 6.2 in a manner consistent in all material respects with its document retention and destruction policies, as in effect from time to time, for six (6) years following the Closing.

Section 6.3          Covered Employees

(a)           Buyer shall offer employment to all of the Covered Employees employed at a Store (including, for the avoidance of doubt, Inactive Employees).  At least two (2) Business Days prior to the Closing Date, Buyer shall provide Sellers a list of any non-Store Covered Employees that Buyer would like to make an offer of employment.  Any such offer of employment will be effective as of the Closing Date and contingent upon the Closing, and with respect to each of the Covered Employees who is then employed by Sellers or their respective Subsidiaries shall be at the same location, at the same base wage or hourly rate, with employee benefits which are substantially comparable in the aggregate and on the same terms and conditions of employment (excluding, for the avoidance of doubt, severance) as in effect immediately prior to the Closing. Each Covered Employee who accepts such offer of employment shall be deemed a “Transferred Employee”; provided that any Covered Employee who is on an approved leave of absence as of the Closing (an “Inactive Employee”) shall not be considered a Transferred Employee unless and until such Inactive Employee returns to active status pursuant to the following sentence, and notwithstanding anything herein to the contrary, Buyer and its Affiliates shall only be responsible for Liabilities relating to such Inactive Employee from and after the date such Inactive Employee becomes a Transferred Employee.  The employment of any Inactive Employee with Buyer or one of its Affiliates, as applicable, shall be effective upon his or her return to active work, provided that the Inactive Employee reports to work with Buyer or one of its Affiliates, as applicable, within five (5) Business Days after the end of any such approved leave and, to the extent permitted by applicable Law, in no event later than six (6) months following the Closing Date, and, as of such date, such Inactive Employee shall be a Transferred Employee. Buyer, in its sole discretion shall also be permitted to offer employment to any Covered Employee that is not employed at a Store and any such Covered Employee that accepts such offer of employment shall be a Transferred Employee.  Sellers will reasonably cooperate with any reasonable requests by Buyer in order to facilitate the offers of employment and the delivery of such offers.

(b)          Waiver of Pre-Existing Conditions; Crediting of Deductibles.  Transferred Employees shall be eligible to participate in welfare benefit plans of Buyer or its Affiliates and Buyer shall use commercially reasonable efforts to cause (i) the waiver of any limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such Transferred Employees under such plans and (ii) for the plan year in which the Closing Date occurs (or, if later, in the calendar year in which such Transferred Employees and their dependents commence participation in the applicable welfare plans), the crediting of each such Transferred Employee with any co-payments and deductibles paid prior to participation in such welfare plans in satisfying any applicable deductible or out-of-pocket requirements thereunder.

(c)           Service Credit.  Each Transferred Employee shall be given credit for all service with Sellers and their Subsidiaries, and their respective predecessors under any employee benefit plans or arrangements of Buyer and its Affiliates maintained by Buyer or its Affiliates in which such Transferred Employees participate following the Closing Date, for purposes of eligibility, vesting, and entitlement to benefits, excluding for severance benefits and vacation entitlement and for accrual of pension benefits.  Notwithstanding the foregoing, nothing in this Section 6.3(c) shall be construed to require crediting of service that would result in a duplication of benefits.

(d)           401(k) Plan Rollovers.  Buyer agrees to use commercially reasonable efforts to cause the Buyer’s 401(k) plan to accept a “direct rollover” to Buyer’s 401(k) plan of each Transferred Employee’s account balances (including promissory notes evidencing all outstanding loans) under Sellers’ 401(k) plans if such rollover is elected in accordance with applicable Law by such Covered Employee.

(e)           WARN Act.  Provided that on or before the Closing Date Aéropostale provides Buyer with a list, by date and location, of employee layoffs implemented by Sellers with respect to employees of the Business in the ninety (90) day period preceding the Closing Date (and including the Closing Date), which obligation will, for the avoidance of doubt, be satisfied upon delivery of the WARN List contemplated by Section 3.8(e), Buyer shall indemnify and hold harmless each Seller and its Affiliates and their respective Representatives with respect to any Liability arising under the WARN Act with respect to employees of the Business arising from the actions or omissions of Buyer after the Closing Date. For the avoidance of doubt, nothing contained in this Section 6.3(e) shall override the Excluded Liabilities.

(f)            Employee Transition Services.  Notwithstanding anything herein to the contrary, if requested by Buyer or its Affiliates, Sellers shall enter into a transition services agreement on customary terms to be reasonably agreed upon by Buyer and Sellers (which may be terminated on no less than five (5) days’ prior written notice by Buyer or its Affiliates) (the “Benefits TSA”), effective as of the Closing and ending on the earlier of  (x) a date selected by Buyer in writing, which date shall be promptly following the effective date of the establishment by Buyer or its Affiliates of employee benefit plans for the Transferred Employees (the “Benefits TSA Expiration Date”) and (y) 11:59pm on December 31, 2016 (such period, the “Benefits Transition Services Period”).  Subject to the further terms and conditions included in the Benefits TSA, the Benefits TSA shall provide that either (i) Sellers or their Affiliates shall continue all Company Benefit Plans and any Covered Employee who is offered employment with Buyer or its Affiliates, and who accepts employment with Buyer or its Affiliates, shall remain employed by Sellers or their Affiliates and eligible to participate in such Company Benefit Plans for the duration of the Benefits Transition Services Period, subject to the terms and conditions of the Benefits TSA (and shall become an employee of Buyer or its Affiliates on the earlier of the Benefits TSA Expiration Date and January 1, 2017) or (ii) any Covered Employee who is offered and accepts an offer of employment with Buyer or its Affiliates shall become a Transferred Employee as of the Closing and either (A) Sellers and their Affiliates shall enable such employees to continue to participate in the Company Benefit Plans for the duration of the Benefits Transition Services Period or (B) Sellers and their Affiliates shall provide, for the duration of the Benefits Transition Services Period, any and all services reasonably required to establish, transition and administer employee benefit plans of Buyer or its Affiliates for such Transferred Employees (the services provided by Sellers or their Affiliates under (i) or (ii), the “Benefits Transition Services”).  For the avoidance of doubt, if Buyer or its Affiliates requests the Benefits TSA, then Buyer or its Affiliates, in their sole discretion, shall determine whether to use either clause (i) or (ii) of this paragraph and the treatment of Inactive Employees shall be as set forth in Section 6.3(a).  The Parties agree to negotiate the Benefits TSA in good faith promptly following the date hereof but shall in any event agree on the final terms of the Benefits TSA no later than two (2) Business Days prior to the Closing Date.1

(g)           No Third Party Beneficiary Rights.  Without limiting the generality of this Section 6.3 or Section 6.4 below, no provision of this Agreement shall create any third party beneficiary rights in any current or former employee or service provider of any Seller, any Covered Employee or Transferred Employee (including any beneficiary or dependent thereof) in respect of continued employment by the Sellers or its Affiliates or Buyer or its Affiliates or otherwise.  Nothing herein shall (i) guarantee employment for any period of time or preclude the ability of Buyer or any of its Affiliates to terminate any Transferred Employee for any reason, (ii) require Buyer or any of its Affiliates to continue any Company Benefit Plans, employee benefit plans or arrangements or prevent the amendment, modification or termination thereof after the Closing, or (iii) constitute an amendment to any Company Benefit Plan, employee benefit plans or arrangements.

Section 6.4          Offer of Employment; Cooperation.

(a)           After the Closing Date, Buyer shall, and shall cause its Affiliates to, cooperate with Sellers to provide such current information regarding the Covered Employees on an ongoing basis as may be necessary to facilitate determinations of eligibility for, and payments of benefits to, the Covered Employees under any applicable employee benefit that continues to be maintained by Aéropostale or its Affiliates.  Buyer shall, and shall cause its Affiliates to, permit Covered Employees to provide such assistance to Aéropostale as may be required in respect of claims against Aéropostale or its Affiliates, whether asserted or threatened, to the extent that, in Aéropostale’s opinion, (i) a Covered Employee has knowledge of relevant facts or issues, or (ii) a Covered Employee’s assistance is reasonably necessary in respect of any such claim.

1          The TSA will provide for customary terms, including that Buyer is responsible for pre-funding (and otherwise promptly reimbursing) the customary employment costs plus an administrative expense fee consistent with past practice, consistent with the treatment in Section 4.1 of the Agency Agreement, for the Transferred Employees with respect to the period post closing during the benefits transition services period (for the avoidance of doubt, there will not be reimbursement for claims incurred or services performed prior to the closing date).  The TSA will also include standard indemnification provisions, cooperation provisions and other customary terms.  Any Transferred Employee whose employment terminates during the transition period shall be eligible for COBRA under Buyer’s group health plan as soon as such plan has been established, or Buyer shall reimburse Sellers for any such employees’ group health costs in excess of COBRA premiums.

(b)           Except for any Assumed Liabilities (including, Excess Employee Payments, and any liability of Buyer under the Benefits TSA), Sellers will have the sole and absolute responsibility for any financial or other commitments to their employees for the period prior to Closing, including, any and all claims or obligations for severance pay and any and all claims and obligations arising under any collective bargaining agreement, employee benefit plan (including, any withdrawal liability) or any local, state or federal law, rule or regulation (including, the WARN Act). Other than as set forth in Section 6.3(a), Buyer shall have no contractual or other obligation with respect to hiring, offering to hire or employing any of Sellers’ employees. Except as set forth in Section 6.3(a), in no event shall Buyer be obligated to commit to any particular usage of employees or to any particular benefits or wage rates. Nothing contained herein shall be deemed an admission that Sellers have any financial obligation to employees or that obligations, if any, are entitled to a particular treatment or priority under the Bankruptcy Code. Sellers’ failure to pay an obligation, if any, under this Section 6.4 shall not be a default under this Agreement.

Section 6.5          Certain Tax Matters.

(a)           Transfer Taxes.  Buyer shall pay any stamp, documentary, filing, recording, registration, sales, use, transfer, added-value or other non-income Tax, fee or governmental charge (a “Transfer Tax”) imposed under applicable Law in connection with the transactions contemplated hereby.  Accordingly, if any Seller is required by Law to pay any such Transfer Taxes, Buyer shall promptly reimburse such Seller for the amount of such Transfer Taxes actually paid by such Seller (including any additional Transfer Taxes resulting from such reimbursement).  Buyer shall be entitled to receive such Tax Returns and other documentation reasonably in advance of filing by such Seller, but not less than ten (10) Business Days prior to the due date of such Tax Returns, and such Tax Returns and other documentation shall be subject to Buyer’s approval, which shall not be unreasonably withheld, delayed, or conditioned.  The Party that is required by applicable Law to file any Tax Returns in connection with Transfer Taxes described in the immediately preceding sentence shall prepare and timely file such Tax Returns. The Parties hereto shall cooperate to permit the filing Party to prepare and timely file any such Tax Returns.

(b)           Tax Adjustments.  Taxes (other than Transfer Taxes) imposed upon or assessed directly against the Acquired Assets (including real estate taxes (other than those subsumed in Section 2.8), personal property taxes and similar Taxes) for the tax period in which the Closing occurs (the “Proration Period”) will be apportioned and prorated between Sellers and Buyer as of the Closing Date with Buyer bearing the expense of Buyer’s proportionate share of such taxes which shall be equal to the product obtained by multiplying (i) a fraction, the numerator being the amount of the taxes and the denominator being the total number of days in the Proration Period, times (ii) the number of days in the Proration Period following the Closing Date, and Sellers shall bear the remaining portion of such Taxes.  If the precise amount of any such tax cannot be ascertained on the Closing Date, apportionment and proration shall be computed on the basis of the amount payable for each respective item during the tax period immediately preceding the Proration Period and any proration shall be adjusted thereafter on the basis of the actual charges for such items in the Proration Period.  When the actual amounts become known, such proration shall be recalculated by Buyer and Sellers, and Buyer or Sellers, as the case may be, promptly (but not later than ten (10) days after notice of payment due and delivery of reasonable supporting documentation with respect to such amounts) shall make any additional payment or refund so that the correct prorated amount is paid by each of Buyer and Sellers.

(c)           Tax Refunds.  In furtherance of Sellers’ right to retain those assets described in section (a)(C) of the definition of Excluded Assets, Sellers shall be entitled to receive from Buyer all refunds (or credits for overpayments) of Taxes, including any interest paid thereon, by a Governmental Authority, attributable to any tax period ending on or prior to the Closing Date (a “Pre-Closing Period”) or the portion of any Proration Period ending on and including the Closing Date, net of any costs, fees, expenses or Taxes incurred in obtaining such refunds (or credits).  Buyer and Sellers shall execute all documents, take reasonable additional actions and otherwise reasonably cooperate as may be necessary to obtain the Tax refunds (or credits) contemplated by this Section 6.4(c).  Buyer shall pay any such Tax refund (or the amount of any such credit) to the Sellers within five (5) calendar days after Buyer receives such Tax refund from a Governmental Authority or files a Tax Return claiming such credit.

Section 6.6          Insurance Matters.  From and after the Closing through December 31, 2016, Sellers shall maintain in full force and effect (at Buyer’s expense, if any), as property of Sellers, all of Sellers’ Liability Insurance Policies and Casualty Insurance Policies (in each case, as defined in the Agency Agreement) providing coverage in relation to Sellers, the Stores (other than closed Stores), or the Acquired Assets (whether such policies are maintained with third party insurers or with such Seller or its Affiliates).  On or prior to the Closing Date, Sellers shall (at Buyer’s expense, if any), subject to the consent of the applicable insurer, amend such policies, effective as of the Closing Date, to include Buyer as an additional named insured, provided that Sellers shall notify Buyer no less than two (2) Business Days prior to the Closing Date of any applicable insurer consents that have not been so obtained.  The Parties understand and agree that Sellers shall have the right to cancel such policies on or after January 1, 2017, and to recover and retain any premiums thereunder allocable to the period from cancellation of each such policy through the scheduled expiration date thereof (collectively, “Return Premiums”).  Any loss, cost or expense suffered or incurred by Sellers in connection with the foregoing obligations (including any inability to recover full payment of the Return Premiums) arising as a result of Buyer’s acts or omissions shall be promptly paid by Buyer to Sellers.  From and after the Closing, Sellers shall reasonably cooperate with Buyer (at Buyer’s expense) to process and collect any claims made by Buyer under any such Liability Insurance Policies and Casualty Insurance Policies (in each case, as defined in the Agency Agreement).

Section 6.7          Acknowledgements.

(a)           Buyer acknowledges that it has received from Sellers certain projections, forecasts, and prospective or third party information relating to Sellers, the Stores, the Acquired Assets, the Assumed Liabilities, and other related topics.  Buyer acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts and in such information; (ii) Buyer is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, forecasts, and information so furnished; and (iii) neither Buyer nor any other Person shall have any claim against any Seller or any of their Affiliates or any of their respective directors, officers, employees, stockholders, members, managers, partners, Affiliates, agents, or other Representatives with respect thereto.  Accordingly, without limiting the generality of Section 3.16 or Section 9.1, Buyer acknowledges that none of the Sellers nor any other Person makes any representations or warranties with respect to such projections, forecasts, or information.

(b)           Buyer acknowledges that, except for the representations and warranties expressly set forth in Article III, as modified by the Disclosure Schedule (which representations and warranties shall terminate and be of no further force or effect as of the Closing), or expressly contained in any Related Agreement, and without limiting the generality of Section 3.16, none of the Sellers nor any other Person has made, or shall be deemed to have made, any representation or warranty, express or implied, including as to the accuracy or completeness of any information regarding any of the Sellers, the Stores, any Acquired Assets, any Assumed Liabilities or any other matter, and no Seller nor any other Person will be subject to any Liability to Buyer or any other Person resulting from such matters or the distribution to Buyer, or the use of, any such information.  BUYER ACKNOWLEDGES THAT, SHOULD THE CLOSING OCCUR, BUYER WILL ACQUIRE THE ACQUIRED ASSETS AND ASSUME THE ASSUMED LIABILITIES IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS, WITHOUT ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED (INCLUDING ANY WITH RESPECT TO ENVIRONMENTAL, HEALTH OR SAFETY MATTERS).  Further, without limiting any representation, warranty, or covenant of any Seller expressly set forth herein, Buyer acknowledges that it has waived and hereby waives, as a condition to the Closing, any further due diligence reviews, inspections, or examinations with respect to any Seller, the Stores, the Acquired Assets, the Assumed Liabilities, or any other matter, including with respect to engineering, environmental, title, survey, financial, operational, regulatory, and legal compliance matters.

Section 6.8          Press Releases and Public Announcements.  No Party shall issue any press release or make any public announcement relating to the existence or subject matter of this Agreement without the prior written approval of the other Parties, unless a press release or public announcement is required by applicable Law or a Decree of the Bankruptcy Court.  If any such announcement or other disclosure is required by applicable Law or a Decree of the Bankruptcy Court, the disclosing Party shall give the nondisclosing Parties prior notice of, and an opportunity to comment on, the proposed disclosure.  The Parties acknowledge that Sellers shall file this Agreement with the Bankruptcy Court in connection with obtaining the Sale Order.

Section 6.9          Personally Identifiable Information.

(a)           Buyer acknowledges that the Acquired Assets include “personally identifiable information” within the meaning of section 363(b) of the Bankruptcy Code, along with associated information about Sellers’ customers (the “Customer Information”).

(b)           Buyer shall: (i) employ appropriate security controls and procedures (technical, operational, and managerial) to protect the Customer Information; (ii) abide by all applicable laws and regulations with respect to the Customer Information; and (iii) take any such actions as may be agreed between Sellers and Buyer.

(c)           Buyer shall abide by the Sellers’ privacy policies, and privacy-related covenants made in Sellers’ terms of service, governing the Customer Information and in effect as of the petition date.

(d)           Buyer shall honor all prior requests by any individual who has opted out of receiving marketing messages from Sellers.

(e)           Buyer may use the Customer Information solely for the purpose of continuing Sellers’ business operations and continuing to provide similar goods and services to individuals.  Buyer shall not contact any individual derived from the Customer Information other than with respect to a transaction with Sellers already initiated by such individual.

(f)            Buyer may use the Customer Information collected in connection with all “Aéropostale” brands (except for any mobile telephone numbers collected solely in connection with Sellers’ Mobile Alerts Program) solely for the purpose of marketing and advertising in connection with the “Aéropostale” brands and subject to the terms of the existing privacy policy.

(g)           Buyer may use the Customer Information collected in connection with the “Go Jane” business solely for the purpose of marketing and advertising connection with the “Go Jane” business and subject to the terms of the existing privacy policy.

(h)           Buyer may use mobile telephone numbers collected as part of the Mobile Alerts Program solely for the purpose of marketing and advertising, subject to the terms of the existing Mobile Alerts Program.

(i)            Buyer shall, no later than sixty (60) days following the Closing and prior to the use of any of the Customer Information, arrange for an email communication that shall contain a clear and conspicuous notification advising the recipients that Buyer has purchased the operating assets of the Business and providing an opt-out opportunity for such recipients regarding the future use of any of their information contained in the Customer Information (the “Opt-Out”).  Buyer shall not utilize any Customer Information for any purpose not already contemplated by Sellers’ existing privacy policies unless Buyer obtains express consent to the future use of their information (the “Opt-In”).  Any notice (a “Notice”) distributed to obtain such consent shall provide such customer with the official name and trade name for Buyer, the effective date of the transactions contemplated by this Agreement, the planned uses of the Customer Information by Buyer, and Buyer’s intentions as to whether Buyer will adopt Sellers’ privacy policies or follow a new privacy policy, with a copy of such privacy policy to be provided to each such customer (the foregoing information collectively the “Notice Information”).  No Notice shall contain marketing or sales materials.  For the avoidance of doubt, a “click-through” webpage or pop-up that discloses the Notice Information shall be an effective Opt-In mechanism for users of the website and is sufficient to constitute a Notice.  Any such “click-through” Notice shall also provide a clear and prominent option allowing for a customer to “opt-out” of such future marketing purposes.

(j)            To the extent the Customer Information contains social security numbers (“SSNs”), Buyer shall limit the use of SSNs to tax reporting purposes and should purge that information from its database when any such SSN is no longer required for any such tax reporting purpose.

Section 6.10        No Successor Liability. The Parties intend that upon the Closing, the Buyer, Agent and their respective Affiliates shall not and shall not be deemed to: (a) be a successor (or other such similarly situated party), or otherwise be deemed a successor, to Sellers, including, a “successor employer” for the purposes of the Internal Revenue Code of 1986, the Employee Retirement Income Security Act of 1974, or other applicable laws; (b) have any responsibility or liability for any obligations of Sellers, or any affiliate of Sellers based on any theory of successor or similar theories of liability; (c) have, de facto or otherwise, merged with or into any of Sellers; (d) be an alter ego or a mere continuation or substantial continuation of any of Sellers (and there is no continuity of enterprise between the Buyer and any Seller), including, within the meaning of any foreign, federal, state or local revenue, pension, ERISA, tax, labor, employment, environmental, or other law, rule or regulation (including filing requirements under any such laws, rules or regulations), or under any products liability law or doctrine with respect to Sellers’ liability under such law, rule or regulation or doctrine; or (e) be holding itself out to the public as a continuation of any of Sellers or their respective estates.

Section 6.11        Transition Services.  Promptly following the date hereof, but with the final terms to be agreed on in any event no later than two (2) Business Days prior to the Closing Date, the Parties agree to negotiate in good faith the terms of, and enter into effective as of the Closing, a transition services agreement (the “TSA”), on such customary terms as may be reasonably agreed by the Parties, pursuant to which Buyer and its Affiliates will provide to Sellers, on an interim basis following the Closing, certain corporate (including with respect to the closing of those Stores listed in item 1 of Schedule D), tax, payroll, accounting, financial reporting and accounts payable services. Buyer shall charge Sellers for such services at Buyer’s cost for the provision thereof (i.e., without any premium or other fee charged thereon and, with respect to employee time, billed at the applicable employee’s base hourly rate), provided that Sellers shall only be obligated to pay Buyer for such costs in excess of $50,000 in the aggregate.

Section 6.12        Confirmation Order.  Sellers shall not propose, file, support, pursue or seek entry of, or aid in another party proposing, filing, supporting, pursuing or seeking entry of, an order confirming a chapter 11 plan prior to November 30, 2016 without Buyer’s prior written consent.

ARTICLE VII
CONDITIONS TO OBLIGATION TO CLOSE

Section 7.1          Conditions to Buyer’s Obligations.  Buyer’s obligation to consummate the transactions contemplated hereby in connection with the Closing is subject to satisfaction or waiver of the following conditions:

(a)           the representations and warranties set forth in Article III shall have been true and correct on the date hereof and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such date as if made at and as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “material” or “Material Adverse Effect” set forth therein) has not resulted in a Material Adverse Effect;

(b)           Sellers shall have performed and complied with its covenants and agreements hereunder through the Closing in all material respects;

(c)           the Bankruptcy Court shall have entered the Sale Order, and no order staying, reversing, modifying or amending the Sale Order shall be in effect on the Closing Date;

(d)           no material Decree shall be in effect that prohibits consummation of the transactions contemplated by this Agreement;

(e)           duly executed counterparts to the Agency Agreement shall have been delivered to Buyer; and

(f)            each delivery contemplated by Section 2.5(b) to be delivered to Buyer shall have been delivered.

Section 7.2          Conditions to Sellers’ Obligations.  Sellers’ obligations to consummate the transactions contemplated hereby in connection with the Closing are subject to satisfaction or waiver of the following conditions:

(a)           the representations and warranties set forth in Article IV shall have been true and correct in all material respects (except that any representation or warranty that is qualified by materiality shall have been true and correct in all respects) on the date hereof and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such date as if made at and as of such date);

(b)           Buyer shall have performed and complied with its covenants and agreements hereunder through the Closing in all material respects;

(c)           the Bankruptcy Court shall have entered the Sale Order, and no Order staying, reversing, modifying, or amending the Sale Order shall be in effect on the Closing Date;

(d)           no material Decree shall be in effect that prohibits consummation of any of the transactions contemplated by this Agreement;

(e)           duly executed counterparts to the Agency Agreement for Buyer and Agent shall have been delivered to Sellers; and

(f)            each payment contemplated by Section 2.5(a) to be made to Sellers shall have been made, and each delivery contemplated by Section 2.5(c) to be delivered to Sellers shall have been delivered.

Section 7.3          No Frustration of Closing Conditions.  Neither Buyer nor Sellers may rely on the failure of any condition to their respective obligations to consummate the transactions contemplated hereby set forth in Section 7.1 or Section 7.2, as the case may be, to be satisfied if such failure was caused by such Party’s or its Affiliates’ failure to use its reasonable best efforts (or such other applicable efforts standard expressly contemplated hereby) to satisfy the conditions to the consummation of the transactions contemplated hereby or by any other breach of a representation, warranty, or covenant hereunder.

ARTICLE VIII
TERMINATION

Section 8.1          Termination of Agreement.  The Parties may terminate this Agreement at any time prior to the Closing as provided below:

(a)           by the mutual written consent of the Parties;

(b)           by any Party by giving written notice to the other Parties if:

(i)         any court of competent jurisdiction or other competent Governmental Authority shall have enacted or issued a Law or Decree or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such Law or Decree or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to Buyer if the failure to consummate the Closing because of such action by a Governmental Authority shall be due to the failure of Buyer to have fulfilled any of its obligations under this Agreement; or

(ii)        the Closing shall not have occurred prior to September 15, 2016 (the “Outside Date”); provided, however, that if the Closing shall not have occurred due to the failure of the Bankruptcy Court to enter the Sale Order, and if all other conditions to the respective obligations of the Parties to close hereunder that are capable of being fulfilled by the Outside Date shall have been so fulfilled or waived, then no Party may terminate this Agreement prior to September 22, 2016; provided, further, that if the Closing shall not have occurred on or before the Outside Date due to a material breach of any representations, warranties, covenants or agreements contained in this Agreement by Buyer or Sellers, then the breaching Party may not terminate this Agreement pursuant to this Section 8.1(b)(ii).

(c)           by Buyer by giving written notice to each Seller if there has been a breach by any Seller of any representation, warranty, covenant, or agreement contained in this Agreement that has prevented the satisfaction of the conditions to the obligations of Buyer at Closing set forth in Section 7.1(a) and Section 7.1(b), and such breach has not been waived by Buyer, or, if such breach is curable, cured by such Seller prior to the earlier to occur of (A) ten (10) days after receipt of Buyer’s notice of intent to terminate and (B) the Outside Date; provided, that Buyer shall not have a right of termination pursuant to this Section 8.1(c) if Seller could, at such time, terminate this Agreement pursuant to Section 8.1(d);

(d)           by any Seller by giving written notice to Buyer and the other Seller if there has been a breach by Buyer of any representation, warranty, covenant, or agreement contained in this Agreement that has prevented the satisfaction of the conditions to the obligations of Sellers at Closing set forth in Section 7.2(a) and Section 7.2(b), and such breach has not been waived by such Seller, or, if such breach is curable, cured by Buyer prior to the earlier to occur of (A) ten (10) days after receipt of such Seller’s notice of intent to terminate and (B) the Outside Date; provided, that Sellers shall not have a right of termination pursuant to this Section 8.1(d) if Buyer could, at such time, terminate this Agreement pursuant to Section 8.1(c); or

(e)           by Sellers or Buyer, if (i) (x) Sellers enter into a definitive agreement with respect to a Competing Bid, (y) the Bankruptcy Court enters an order approving a Competing Bid and (z) the Person making the Competing Bid consummates the Competing Bid or (ii) the Bankruptcy Court enters an order that precludes the consummation of the transactions contemplated hereby on the terms and conditions set forth in this Agreement.

(f)            Notwithstanding anything contained herein to the contrary, in the event that the Sellers terminate this Agreement pursuant to Section 8.1(d), the Escrow Amount, together with all accrued investment income thereon, if any, shall be delivered to Sellers in accordance with Section 2.3(b)(ii) (within one (1) Business Day following the date of any such termination). The Sellers’ receipt of the Escrow Amount, together with all accrued investment income thereon, if any, shall constitute liquidated damages (and not a penalty) in a reasonable amount that will compensate Sellers in the circumstances in which this Agreement is terminated pursuant to Section 8.1(d), which amount would otherwise be impossible to calculate with precision, and be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Sellers against the Buyer, and any of its former, current, or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents for any loss suffered as a result of any breach of any covenant, representation, warranty or agreement in this Agreement by Buyer or the failure of the transactions contemplated hereby to be consummated, and upon payment of such amounts, none of Buyer nor any of its former, current, or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby. In no event shall Buyer’s Liability under this Agreement prior to the Closing exceed an amount equal to the Escrow Amount.

Section 8.2          Effect of Termination.  If any Party terminates this Agreement pursuant to Section 8.1, all rights and obligations of the Parties hereunder shall terminate upon such termination and shall become null and void (except that Article I, Section 3.16, Section 6.6, Section 8.3, Article IX, and this Section 8.2 shall survive any such termination) and no Party shall have any Liability (except as set forth in Section 5.3 and Section 8.3) to the other Party hereunder; provided, however, that nothing in this Section 8.2 shall relieve any Party from Liability for any breach occurring prior to any such termination (but solely to the extent such breach was willful, grossly negligent, or fraudulent) set forth in this Agreement; provided, further, that the maximum Liability of Sellers under this Agreement shall not exceed an amount equal to Agent’s, Buyer’s and Buyer’s direct and indirect equity holders’ reasonable and documented out of pocket expenses in connection with the transaction contemplated hereby in an aggregate amount not to exceed $5,000,000.

Section 8.3          Lease Indemnity.  If this Agreement is terminated pursuant to Section 8.1(d), Buyer shall indemnify Sellers for all Liabilities and Damages arising out of any Lease assumed by Sellers with Buyer’s prior written consent.

ARTICLE IX
MISCELLANEOUS

Section 9.1          Survival.  Except for any covenant that by its terms is to be performed (in whole or in part) by any Party following the Closing, none of the representations, warranties, or covenants of any Party set forth in this Agreement or in any certificate delivered pursuant to Section 2.5(b) or Section 2.5(c) shall survive, and each of the same shall terminate and be of no further force or effect as of, the Closing.  Any obligations to be performed post-Closing shall survive until completion.

Section 9.2          Expenses.  Except as otherwise expressly set forth herein or in the Agency Agreement, each Party will bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of law firms, commercial banks, investment banks, accountants, public relations firms, experts and consultants.  For the avoidance of doubt, Buyer shall pay all recording fees arising from the transfer of the Acquired Assets.

Section 9.3          Entire Agreement.  This Agreement, the Related Agreements and the Confidentiality Agreement constitute the entire agreement between the Parties and supersede any prior understandings, agreements or representations (whether written or oral) by or between the Parties to the extent they relate in any way to the subject matter hereof.

Section 9.4          Incorporation of Exhibits and Disclosure Schedule.  The Exhibits to this Agreement and the Disclosure Schedule are incorporated herein by reference and made a part hereof.

Section 9.5          Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each Party (and, (a) in the case of any amendment extending the Outside Date or that would reasonably be expected to prevent or result in the failure of Sellers to indefeasibly repay all amounts owing under the DIP Financing Agreement at Closing, the DIP Agent, and (b) in the case of any amendment that adversely modifies or limits the rights of the Pre-Petition Term Loan Lenders under clause (j) of the definition of Excluded Assets, Section 2.5(a), or Section 2.7(e), the Pre-Petition Term Agent), except as expressly provided herein.  No waiver of any breach of this Agreement shall be construed as an implied amendment or agreement to amend or modify any provision of this Agreement.  No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent default, misrepresentation or breach of warranty or covenant.  No conditions, course of dealing or performance, understanding or agreement purporting to modify, vary, explain, or supplement the terms or conditions of this Agreement shall be binding unless this Agreement is amended or modified in writing pursuant to the first sentence of this Section 9.5 except as expressly provided herein.  Except where a specific period for action or inaction is provided herein, no delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

Section 9.6          Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other Parties.  Notwithstanding the foregoing, Buyer may assign (in whole or in part) either this Agreement or any of its rights, interests, or obligations hereunder to an Affiliate of Buyer (including, ABG-Aero, LLC) without the prior written consent of the other Parties; provided that such assignment shall not relieve Buyer of its obligations hereunder.

Section 9.7          Notices.  All notices, requests, demands, claims and other communications hereunder shall be in writing except as expressly provided herein.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient; (b) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid); (c) upon receipt of confirmation of receipt if sent by facsimile transmission; (d) on the day such communication was sent by e-mail; or (e) three (3) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to any Seller:	Aéropostale, Inc. 112 West 34th Street 22nd Floor New York, NY 10120 Attention: Marc Schuback Facsimile: (646) 619-4873 E-mail: mschuback@aeropostale.com

With a copy (which shall not constitute notice to Sellers) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention: Michael J. Aiello; Ray C. Schrock, P.C.; Gavin Westerman
Facsimile: (212) 310-8007
E-mail: michael.aiello@weil.com; ray.schrock@weil.com; gavin.westerman@weil.com

If to Buyer:
Aero OpCo LLC c/o Simon Property Group 225 West Washington Street Indianapolis, Indiana 46204 Attention: Stanley Shashoua Steven Fivel E-Mail: SShashoua@simon.com SFivel@simon.com

With a copy (which shall not constitute notice to Buyer) to:

DLA Piper LLP (US) 1251 Avenue of the Americas New York, New York 10020 Attention: Richard Chesley Ann Lawrence E-mail: Richard.Chesley@dlapiper.com Ann.Lawrence@dlapiper.com

Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019 Attention: Brian Hermann Edward T. Ackerman E-mail: bhermann@paulweiss.com eackerman@paulweiss.com

Kelley Drye & Warren LLP 101 Park Avenue New York, New York 10178 Attention: Robert L. LeHane E-mail: rlehane@kelleydrye.com

HILCO MERCHANT RESOURCES, LLC 5 Revere Drive, Suite 206 Northbrook, IL 60062 Attention: Ian S. Fredericks Tel: (847) 418-2075 Fax: (847) 897-0859 Email: ifredericks@hilcotrading.com

Authentic Brands Group 1411 Broadway New York, New York 10001 Attention: Jay Dubiner General Counsel Phone: (212) 760-2418 E-mail: jdubiner@abg-nyc.com

Gordon Brothers Retail Partners, LLC Prudential Tower 800 Boylston Street Boston, MA 02119 Attn: Michael Chartock Tel: (617) 210-7116 Email: mchartock@gordonbrothers.com

Paul Hastings LLP 71 South Wacker Drive, Suite 4500 Chicago, Illinois 60606 Attn: Chris Dickerson Tel: (312) 499-6045 Email: chrisdickerson@paulhastings.com

Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner set forth in this Section 9.7.

Section 9.8          Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York (without giving effect to the principles of conflict of Laws thereof), except to the extent that the Laws of such state are superseded by the Bankruptcy Code.

Section 9.9          Submission to Jurisdiction; Service of Process.  Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Bankruptcy Court in any Litigation arising out of or relating to this Agreement or any Related Agreement or the transactions contemplated hereby or thereby and agrees that all claims in respect of such Litigation may be heard and determined in any such court.  Each Party also agrees not to (a) attempt to deny or defeat such exclusive jurisdiction by motion or other request for leave from the Bankruptcy Court or (b) bring any action or proceeding arising out of or relating to this Agreement or any Related Agreement or the transactions contemplated hereby or thereby in any other court.  Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue in, and any defense of inconvenient forum to the maintenance of, any Litigation so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto.  Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 9.7; provided, however, that nothing in this Section 9.9 shall affect the right of any Party to serve legal process in any other manner permitted by law or in equity.  Each Party agrees that a final judgment in any Litigation so brought shall be conclusive and may be enforced by Litigation or in any other manner provided by law or in equity.  The Parties intend that all foreign jurisdictions will enforce any Decree of the Bankruptcy Court in any Litigation arising out of or relating to this Agreement or any Related Agreement or the transactions contemplated hereby or thereby.

Section 9.10        Waiver of Jury Trial.  EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY RELATED AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 9.11        Specific Performance.  Prior to the Closing, without the requirement of posting a bond or other security, Sellers shall be entitled to an injunction or injunctions to enforce specifically Buyer’s (and, with respect to Section 2.3(b)(ii), Agent’s) obligation to deliver written instructions to the Escrow Agent to release the Escrow Amount to Sellers if and to the extent required by Section 2.3(b)(ii) and the Holdback pursuant to Section 2.7; provided that Sellers shall not be entitled to enforce specifically any other covenant or agreement prior to the Closing.  From and after the Closing, the Parties shall be entitled to an injunction or injunctions to enforce specifically the Parties’ respective covenants and agreements under this Agreement that survive the Closing, without the requirement of posting a bond or other security.

Section 9.12       Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement.  In the event that any of the provisions of this Agreement shall be held by any Governmental Authority to be illegal, invalid or unenforceable, such provisions shall be limited or eliminated only to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect.

Section 9.13        No Third Party Beneficiaries (other than Agent).  Except to the extent terms and conditions of this Agreement expressly relate to the Agent or expressly contemplate the terms and conditions of the Agency Agreement or vice versa (the “Third Party Rights”), this Agreement shall not confer any rights or remedies upon any Person other than Buyer, each Seller, and their respective successors and permitted assigns.  With respect to the Agent, this Agreement shall confer the Third Party Rights and related remedies upon Agent and its successors and permitted assigns.  Notwithstanding anything to the contrary in this Agreement, (a) the DIP Agent and DIP Lenders shall be third party beneficiaries of all provisions of this Agreement that expressly relate to the DIP Agent or DIP Lenders, as applicable, and (b) the Pre-Petition Term Agent and Pre-Petition Term Loan Lenders shall be third party beneficiaries of all provisions of this Agreement that expressly relate to the Pre-Petition Term Agent or Pre-Petition Term Loan Lenders.

Section 9.14        Non-Recourse.  All claims or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or related in any manner to this Agreement or the Related Agreements may be made only against (and are expressly limited to) the Persons that are expressly identified as parties hereto or thereto (the “Contracting Parties”).  In no event shall any Contracting Party have any shared or vicarious Liability for the actions or omissions of any other Person.  No Person who is not a Contracting Party, including any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney or representative of, and any financial advisor or lender to, any of the foregoing (“Non-Party Affiliates”), shall have any Liability (whether in contract or in tort, in law or in equity, or granted by statute or based upon any theory that seeks to impose Liability of an entity party against its owners or affiliates) for any claims, causes of action, obligations or Liabilities arising under, out of, in connection with or related in any manner to this Agreement or the Related Agreements or based on, in respect of, or by reason of this Agreement or the Related Agreements or their negotiation, execution, performance or breach; and, to the maximum extent permitted by Law, each Contracting Party waives and releases all such Liabilities, claims and obligations against any such Non-Party Affiliates.  Without limiting the foregoing, to the maximum extent permitted by Law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose Liability of a Contracting Party on any Non-Party Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Non-Party Affiliates with respect to the performance of this Agreement or the Related Agreements or any representation or warranty made in, in connection with, or as an inducement to this Agreement or the Related Agreements.  The Parties acknowledge and agree that the Non-Party Affiliates are intended third-party beneficiaries of this Section 9.14.

Section 9.15        Mutual Drafting.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 9.16        Disclosure Schedule.  All capitalized terms not defined in the Disclosure Schedule shall have the meanings ascribed to them in this Agreement.  The representations and warranties of Sellers in this Agreement are made and given, and the covenants are agreed to, subject to the disclosures and exceptions set forth in the Disclosure Schedule.  The listing of any matter shall expressly not be deemed to constitute an admission by Sellers, or to otherwise imply, that any such matter is material, is required to be disclosed under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement.  No disclosure in the Disclosure Schedule relating to any possible breach or violation of any Contract or law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.  In no event shall the listing of any matter in the Disclosure Schedule be deemed or interpreted to expand the scope of Sellers’ representations, warranties, or covenants set forth in this Agreement.  All attachments to the Disclosure Schedule are incorporated by reference into the applicable section of the Disclosure Schedule in which they are directly or indirectly referenced.  The information contained in the Disclosure Schedule is in all respects provided subject to the Confidentiality Agreement.

Section 9.17        Headings; Table of Contents.  The section headings and the table of contents contained in this Agreement and the Disclosure Schedule are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.18        Counterparts; Facsimile and Electronic Signatures.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.  This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SELLERS:

AÉROPOSTALE, INC.
AÉROPOSTALE WEST, INC.
AEROPOSTALE PROCUREMENT COMPANY, INC.
JIMMY’Z SURF CO., LLC
AEROPOSTALE HOLDINGS, INC.
AERO GC MANAGEMENT LLC
AEROPOSTALE PUERTO RICO, INC.
AEROPOSTALE LICENSING, INC.
P.S. FROM AEROPOSTALE, INC.
GOJANE LLC

By:	/s/ David Dick
Name: David Dick
Title: Senior Vice President and Chief Financial Officer

[Signature Page to Asset Purchase Agreement]

BUYER:

AERO OPCO LLC

By:	/s/ Stanley Shashoua
Name: Stanley Shashoua
Title: Authorized Signatory

[Signature Page to Asset Purchase Agreement]

Exhibit A

BILL OF SALE

This BILL OF SALE (“Bill of Sale”) is made and entered into as of the ___ day of          , 2016 by and between [Buyer], a [●] (“Assignee”), and each other Person that is a signatory hereto (each, an “Assignor” and collectively, “Assignors”).

WHEREAS, this Bill of Sale is made and entered into in connection with the Closing of the transactions contemplated by that certain Asset Purchase Agreement, dated as of September 12, 2016 (the “Purchase Agreement”), by and among [Assignee] and Assignors;

WHEREAS, pursuant to the Purchase Agreement, each Assignor has agreed to sell, transfer, assign, convey and deliver to Assignee, and Assignee has agreed to purchase, acquire and accept from such Assignor, all of such Assignor’s direct or indirect right, title and interest in, to and under certain assets;

WHEREAS, the execution and delivery of this Bill of Sale is required by Sections 2.5(b) and (c) of the Purchase Agreement; and

WHEREAS, this Bill of Sale, as duly executed by Assignee and each Assignor, is being delivered as of the date hereof by each party hereto to the other party effective as of the Closing.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Assignee and Assignors do hereby agree as follows:

1.            Definitions. Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Purchase Agreement.

2.            Assignment of Assets. Subject to the terms and conditions of the Purchase Agreement, each Assignor does hereby sell, transfer, assign, convey and deliver to Assignee, and Assignee does hereby purchase, acquire and accept from such Assignor, all of such Assignor’s direct or indirect right, title and interest in, to and under all of the Acquired Assets (other than the Transferred Contracts), free and clear of all Liens (other than Permitted Liens).

3.            Excluded Assets.  Notwithstanding anything to the contrary in this Bill of Sale or in the Purchase Agreement, no Assignor shall sell, transfer, assign, convey or deliver to Assignee, and Assignee shall not purchase, acquire or accept from any Assignor, any of the Excluded Assets.

4.            Further Assurances.  From time to time hereafter, and without further consideration, Assignors and their successors and permitted assigns covenant and agree that Assignors and their successors and permitted assigns shall (at Assignee’s sole cost and expense) execute and deliver, or shall cause to be executed and delivered, such other instruments of transfer and conveyance and other documents and take such other actions as Assignee may reasonably request to fully vest in Assignee the Acquired Assets in accordance with the foregoing, and shall (at Assignee’s sole cost and expense) lend all reasonable assistance to Assignee in the collection and reduction to possession of the Acquired Assets, in the exercise of the rights with respect thereto and otherwise in the carrying out of the intentions and purposes of the Purchase Agreement.

5.            Terms of Purchase Agreement. This Bill of Sale is executed and delivered pursuant to the Purchase Agreement.  In the event of a conflict between the terms and conditions of this Bill of Sale and the terms and conditions of the Purchase Agreement, the terms and conditions of the Purchase Agreement shall govern, supersede and prevail. Notwithstanding anything to the contrary in this Bill of Sale, nothing herein is intended to, nor shall it, extend, amplify or otherwise alter any representation, warranty, covenant or obligation contained in the Purchase Agreement.

6.            Governing Law. This Bill of Sale shall be construed, performed and enforced in accordance with, and governed by, the Laws of the State of New York (without giving effect to the principles of conflicts of Laws thereof), except to the extent that the Laws of such State are superseded by the Bankruptcy Code or other applicable federal Law.

7.             Counterparts. This Bill of Sale may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to each other party.  In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

[The remainder of this page is intentionally left blank.]

2

IN WITNESS WHEREOF, the parties hereto have caused this Bill of Sale to be executed as of the date first set forth above.

“ASSIGNORS”

AEROPOSTALE, INC;
AEROPOSTALE WEST, INC.;
AEROPOSTALE PROCUREMENT COMPANY, INC.;
JIMMY’Z SURF CO., LLC;
AEROPOSTALE HOLDINGS, INC.;
AERO GC MANAGEMENT, LLC;
AEROPOSTALE PUERTO RICO, INC.;
AEROPOSTALE LICENSING, INC.
P.S. FROM AEROPOSTALE, INC.
GOJANE LLC

By:
Name:
Title:

Agreed to and accepted as of the date first set forth above:

“ASSIGNEE”

[●]

By:
Name:
Title:

Exhibit B

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (“Agreement”) is made and entered into as of the ___ day of          , 2016 by and between [Buyer], a [●] (“Assignee”), and each other Person that is a signatory hereto (each, an “Assignor” and collectively, “Assignors”).

WHEREAS, this Agreement is made and entered into in connection with the Closing of the transactions contemplated by that certain Asset Purchase Agreement, dated as of September 12, 2016 (the “Purchase Agreement”), by and among [Assignee] and each other Person that is a signatory thereto, including, without limitation, Assignors;

WHEREAS, pursuant to the Purchase Agreement, Assignors have agreed to assign certain Contracts to Assignee, and Assignee has agreed to assume certain obligations of Assignors;

WHEREAS, the execution and delivery of this Agreement is required by Section 2.7(b)(ii) of the Purchase Agreement; and

WHEREAS, this Agreement, as duly executed by Assignee and each Assignor, is being delivered as of the date hereof by each party hereto to the other party effective as of the Closing.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Assignee and Assignors do hereby agree as follows:

Definitions. Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Purchase Agreement.

Assignment and Assumption. Subject to the terms and conditions of the Purchase Agreement, each Assignor does hereby sell, transfer, assign, convey and deliver to Assignee, and Assignee does hereby take assignment of, all of such Assignor’s direct or indirect right, title and interest in, to and under all of the Contracts that are Transferred Contracts as of the date hereof, free and clear of all Liens (other than Permitted Liens). Subject to the terms and conditions of the Purchase Agreement, Assignee does hereby assume, and does hereby agree to discharge and perform when due, all of the Assumed Liabilities of Assignors.

Excluded Assets. Notwithstanding anything to the contrary in this Agreement or in the Purchase Agreement, no Assignor shall sell, transfer, assign, convey or deliver to Assignee, and Assignee shall not take assignment of, any Contract included in the Excluded Assets.

Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement or in the Purchase Agreement, Assignee shall not assume or otherwise be liable in respect of any of the Excluded Liabilities.

Terms of the Purchase Agreement. This Agreement is executed and delivered pursuant to the Purchase Agreement.  In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of the Purchase Agreement, the terms and conditions of the Purchase Agreement shall govern, supersede and prevail. Notwithstanding anything to the contrary in this Agreement, nothing herein is intended to, nor shall it, extend, amplify or otherwise alter any representation, warranty, covenant or obligation contained in the Purchase Agreement.

Governing Law. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the Laws of the State of New York (without giving effect to the principles of conflicts of Laws thereof), except to the extent that the Laws of such State are superseded by the Bankruptcy Code or other applicable federal Law.

Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

[The remainder of this page is intentionally left blank.]

2

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

“ASSIGNEE”

[	]
[●]

By:
Name:
Title:

“ASSIGNORS”

AÉROPOSTALE, INC.
AÉROPOSTALE WEST, INC.
AEROPOSTALE PROCUREMENT COMPANY, INC.
JIMMY’Z SURF CO., LLC
AEROPOSTALE HOLDINGS, INC.
AERO GC MANAGEMENT, LLC
AEROPOSTALE PUERTO RICO, INC.
AEROPOSTALE LICENSING, INC.
P.S. FROM AEROPOSTALE, INC.
GOJANE LLC

By:
Name:
Title:

Exhibit C

COPYRIGHT ASSIGNMENT AGREEMENT

This COPYRIGHT ASSIGNMENT AGREEMENT (“Agreement”) is made and entered into as of the ___ day of September 2016 by and between [Aero OpCo LLC], a Delaware limited liability company (“Assignee”), and each other Person that is a signatory hereto (each, an “Assignor” and collectively, “Assignors”).

WHEREAS, this Agreement is made and entered into in connection with the Closing of the transactions contemplated by that certain Asset Purchase Agreement, dated as of September 12, 2016 (the “Purchase Agreement”), by and among [Assignee] and each other Person that is a signatory thereto, including, without limitation, Assignors;

WHEREAS, pursuant to the Purchase Agreement, Assignor has agreed to sell, transfer, assign, convey and deliver to [Assignee], and [Assignee] has agreed to purchase, acquire and accept from Assignors, all of Assignors’ direct or indirect right, title and interest in, to and under certain assets, including, without limitation, all of Assignors’ rights associated with works of authorship, including copyrights, moral rights, design rights, rights in databases, copyright applications, copyright registrations, rights existing under any copyright laws and rights to prepare derivative works, including, without limitation, the registered copyrights identified on Schedule A attached hereto (collectively, the “Copyrights”); and

WHEREAS, this Agreement, as duly executed by Assignee and each Assignor, is being delivered as of the date hereof by each party hereto to the other party, effective as of the Closing.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Assignee and Assignors do hereby agree as follows:

1.	Definitions. Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Purchase Agreement.

2.
Assignment.  Assignors hereby sell, transfer, assign, convey and deliver to Assignee, Assignors’ entire worldwide right, title and interest in and to the Copyrights, as well as any related copyright registrations and/or applications; all income, royalties, damages and payments now and hereafter due and/or payable with respect thereto, including, without limitation, damages and payments for past or future infringements thereof; and any and all United States and/or foreign copyright registrations which may be issued on same in the future.  Together with Assignors’ worldwide right, title and interest in and to each of the Copyrights are the rights to police, monitor and enforce said Copyrights against any and all past, current and future infringements (including, without limitation, the right to sue for and collect damages caused by any such infringement) which may have occurred at any time in the unlimited past, up to the date of this present Agreement, together with any and all further privileges in the United States and throughout the world to establish use, ownership, and registration of the Copyrights.

3.
Authorization.  Assignors hereby further authorize the United States Copyright Office, and the appropriate official in any other country, to issue any and all copyright and registrations, amended registrations and renewals that have been or may be granted upon any application or petition for the same, to Assignee, and Assignee’s successors and/or assigns.

4.
Further Assurances.  In accordance with Section 6.1 of the Purchase Agreement, Assignors hereby agree to perform all affirmative acts which may be necessary or desirable to record or perfect the above-described transfer of Copyrights, or to secure registration before the United States Copyright Office or any foreign copyright office, at Assignee’s expense, as well as to cooperate with Assignee in obtaining and/or providing information required in any proceedings relating to the Copyrights, at Assignee’s expense.  Assignors hereby grant to the designated attorneys of Assignee the authority and power to insert on this instrument any further identification which may be necessary or desirable for purposes of recordation by the United States Copyright Office or the copyright office of any other country throughout the world, provided that Assignee has given Assignors prior notice of the insertion of such further identification.

5.
Terms of the Purchase Agreement.  This Agreement is executed and delivered pursuant to the Purchase Agreement.  In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of the Purchase Agreement, the terms and conditions of the Purchase Agreement shall govern, supersede and prevail. Notwithstanding anything to the contrary in this Agreement, nothing herein is intended to, nor shall it, extend, amplify or otherwise alter any representation, warranty, covenant or obligation contained in the Purchase Agreement.

6.
Governing Law.  This Agreement shall be construed, performed and enforced in accordance with, and governed by, the Laws of the State of New York (without giving effect to the principles of conflicts of Laws thereof), except to the extent that the Laws of such State are superseded by the Bankruptcy Code or other applicable Law.

7.
Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

[The remainder of this page is intentionally left blank.]

2

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

“ASSIGNEE”

[AERO OPCO LLC]

By:
Name:
Title:

“ASSIGNORS”
AÉROPOSTALE, INC.
AÉROPOSTALE WEST, INC.
AEROPOSTALE PROCUREMENT COMPANY, INC.
JIMMY’Z SURF CO., LLC
AEROPOSTALE HOLDINGS, INC.
AERO GC MANAGEMENT, LLC
AEROPOSTALE PUERTO RICO, INC.
AEROPOSTALE LICENSING, INC.
P.S. FROM AEROPOSTALE, INC.
GOJANE LLC

By:
Name:
Title:

SCHEDULE A
Copyright Registrations
See attached. [To come.]

Exhibit D

TRADEMARK ASSIGNMENT AGREEMENT

This TRADEMARK ASSIGNMENT AGREEMENT (“Agreement”) is made and entered into as of the ___ day of September 2016 by and between [Aero OpCo LLC, a Delaware limited liability company] (“Assignee”), and each other Person that is a signatory hereto (each, an “Assignor” and collectively, “Assignors”).

WHEREAS, this Agreement is made and entered into in connection with the Closing of the transactions contemplated by that certain Asset Purchase Agreement, dated as of September 12, 2016 (the “Purchase Agreement”), by and among [Assignee] and each other Person that is a signatory thereto, including, without limitation, Assignors;

WHEREAS, pursuant to the Purchase Agreement, Assignor has agreed to sell, transfer, assign, convey and deliver to [Assignee], and [Assignee] has agreed to purchase, acquire and accept from Assignors, all of Assignors’ direct or indirect right, title and interest in, to and under certain assets, including, without limitation, all of Assignors’ rights associated with trademarks (whether registered, unregistered or pending), trade dress, service marks, service names, trade names, brand names, product names, logos, domain names, internet rights (including, without limitation IP addresses and AS numbers), corporate names, fictitious names, other names, symbols (including business symbols), slogans, translations of any of the foregoing and any foreign or international equivalent of any of the foregoing and all goodwill associated therewith and (to the extent transferable by law) any applications and/or registrations in connection with the foregoing and all advertising and marketing collateral including any of the foregoing, including, without limitation, the registered trademarks and trademark applications identified on Schedule A attached hereto (collectively, the “Trademarks”); and

WHEREAS, this Agreement, as duly executed by Assignee and each Assignor, is being delivered as of the date hereof by each party hereto to the other party, effective as of the Closing.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Assignee and Assignors do hereby agree as follows:

1.	Definitions. Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Purchase Agreement.

2.
Assignment.  Assignors hereby sell, transfer, assign, convey and deliver to Assignee, Assignors’ entire worldwide right, title and interest in and to, including any and all common law rights thereto, as well as the goodwill of the business symbolized by, the Trademarks, as well as any related trademark registrations and/or trademark applications; together with all renewals thereof; all income, royalties, damages and payments now and hereafter due and/or payable with respect thereto, including, without limitation, damages and payments for past or future infringements thereof; and any and all United States and/or foreign trademark (or service mark) registrations which may be issued on the same in the future.  Together with Assignors’ worldwide right, title and interest in and to each of the Trademarks, as well as the goodwill of the business associated with said Trademarks being assigned to Assignee, are the rights to police, monitor and enforce said Trademarks against any and all past, current and future infringements (including, without limitation, the right to sue for and collect damages caused by any such infringement) which may have occurred at any time in the unlimited past, up to the date of this Agreement, together with any and all further privileges in the United States and throughout the world to establish use, ownership, and registration of the Trademarks.

3.
Authorization.  Assignors hereby further authorize the Director of the United States Patent and Trademark Office, and the appropriate official in any other country, to issue any and all trademark and service mark registrations, amended registrations and renewals that have been or may be granted upon any application or petition for the same, to Assignee, and Assignee’s successors and/or assigns.

4.
Further Assurances.  In accordance with Section 6.1 of the Purchase Agreement, Assignors hereby agree to perform all affirmative acts which may be necessary or desirable to record or perfect the above-described transfer of Trademarks, or to secure registration before the United States Patent and Trademark Office or any foreign trademark office, at Assignee’s expense, as well as to cooperate with Assignee in obtaining and/or providing information required in any proceedings relating to the Trademarks, at Assignee’s expense.  Assignors hereby grant to the designated attorneys of Assignee the authority and power to insert on this instrument any further identification which may be necessary or desirable for purposes of recordation by the United States Patent and Trademark Office or the trademark office of any other country throughout the world, provided that Assignee has given Assignors prior notice of the insertion of such further identification.

5.
Terms of the Purchase Agreement.  This Agreement is executed and delivered pursuant to the Purchase Agreement.  In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of the Purchase Agreement, the terms and conditions of the Purchase Agreement shall govern, supersede and prevail. Notwithstanding anything to the contrary in this Agreement, nothing herein is intended to, nor shall it, extend, amplify or otherwise alter any representation, warranty, covenant or obligation contained in the Purchase Agreement.

6.
Governing Law.  This Agreement shall be construed, performed and enforced in accordance with, and governed by, the Laws of the State of New York (without giving effect to the principles of conflicts of Laws thereof), except to the extent that the Laws of such State are superseded by the Bankruptcy Code or other applicable Law.

7.
Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

[The remainder of this page is intentionally left blank.]

2

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.
“ASSIGNEE”

[AERO OPCO LLC]

By:
Name:
Title:

“ASSIGNORS”
AÉROPOSTALE, INC.
AÉROPOSTALE WEST, INC.
AEROPOSTALE PROCUREMENT COMPANY, INC.
JIMMY’Z SURF CO., LLC
AEROPOSTALE HOLDINGS, INC.
AERO GC MANAGEMENT, LLC
AEROPOSTALE PUERTO RICO, INC.
AEROPOSTALE LICENSING, INC.
P.S. FROM AEROPOSTALE, INC.
GOJANE LLC

By:
Name:
Title:

SCHEDULE A
Trademark Registrations and Applications
See attached. [To come.]

Exhibit E

DOMAIN NAME ASSIGNMENT AGREEMENT

This DOMAIN NAME ASSIGNMENT AGREEMENT (“Agreement”) is made and entered into as of the ___ day of September 2016 by and between Aero OpCo LLC, a Delaware limited liability company (“Assignee”), and each other Person that is a signatory hereto (each, an “Assignor” and collectively, “Assignors”).

WHEREAS, this Agreement is made and entered into in connection with the Closing of the transactions contemplated by that certain Asset Purchase Agreement, dated as of September 12, 2016 (the “Purchase Agreement”), by and among [Assignee] and each other Person that is a signatory thereto, including, without limitation, Assignors;

WHEREAS, pursuant to the Purchase Agreement, Assignor has agreed to sell, transfer, assign, convey and deliver to [Assignee], and [Assignee] has agreed to purchase, acquire and accept from Assignors, all of Assignors’ direct or indirect right, title and interest in, to and under certain assets, including, without limitation, all of Assignors’ rights associated with internet domain names identified on Schedule A attached hereto (collectively, the “Domain Names”); and

WHEREAS, this Agreement, as duly executed by Assignee and each Assignor, is being delivered as of the date hereof by each party hereto to the other party, effective as of the Closing.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Assignee and Assignors do hereby agree as follows:

1.	Definitions. Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Purchase Agreement.

2.	Assignment. Assignors hereby sell, transfer, assign, convey and deliver to Assignee, Assignors’ entire worldwide right, title and interest in and to the Domain Names.

3.	Authorization. Assignors hereby further authorize the applicable domain name registrar to transfer the Domain Names to Assignee, and Assignee’s successors and/or assigns.

4.
Further Assurances.  In accordance with Section 6.1 of the Purchase Agreement, Assignors hereby agree to perform all affirmative acts which may be necessary or desirable to record or perfect the above-described transfer of Domain Names, or to secure registration before the applicable domain name registrar, at Assignee’s expense, as well as to cooperate with Assignee in obtaining and/or providing information required in any proceedings relating to the Domain Names, at Assignee’s expense, including, without limitation, cooperation in effectuating the transfer of the Domain Names, including in connection with the transmission of the necessary Registrant Name Change Agreements (RNCAs) or other written authorizations and instructions and/or to correspond with the applicable registrars to instruct and authorize transfer of the Domain Names, including, without limitation, by providing to Assignee a functioning user name and password, where available, or issuing corresponding transfer codes, sufficient for Assignee to administer the Domain Names.  Assignors hereby grant to the designated attorneys of Assignee the authority and power to insert on this instrument any further identification which may be necessary or desirable for purposes of recordation by the applicable domain name registrar, provided that Assignee has given Assignors prior notice of the insertion of such further identification.

5.
Terms of the Purchase Agreement.  This Agreement is executed and delivered pursuant to the Purchase Agreement.  In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of the Purchase Agreement, the terms and conditions of the Purchase Agreement shall govern, supersede and prevail. Notwithstanding anything to the contrary in this Agreement, nothing herein is intended to, nor shall it, extend, amplify or otherwise alter any representation, warranty, covenant or obligation contained in the Purchase Agreement.

6.
Governing Law.  This Agreement shall be construed, performed and enforced in accordance with, and governed by, the Laws of the State of New York (without giving effect to the principles of conflicts of Laws thereof), except to the extent that the Laws of such State are superseded by the Bankruptcy Code or other applicable Law.

7.
Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

[The remainder of this page is intentionally left blank.]

2

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

“ASSIGNEE”

[AERO OPCO LLC]

By:
Name:
Title:

“ASSIGNORS”
AÉROPOSTALE, INC.
AÉROPOSTALE WEST, INC.
AEROPOSTALE PROCUREMENT COMPANY, INC.
JIMMY’Z SURF CO., LLC
AEROPOSTALE HOLDINGS, INC.
AERO GC MANAGEMENT, LLC
AEROPOSTALE PUERTO RICO, INC.
AEROPOSTALE LICENSING, INC.
P.S. FROM AEROPOSTALE, INC.
GOJANE LLC

By:
Name:
Title:

SCHEDULE A
Domain Names
See attached. [To come.]